As filed with the Securities and Exchange Commission on August 12, 2005

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                                   VoIP, Inc.
           (Name of Small Business Issuer as Specified in its Charter)

            Texas                          3661                       75-278/5941
(State or Other Jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)     Identification Number)

                           --------------------------

                         12330 SW 53rd Street, Suite 712
                            Ft. Lauderdale, FL 33330
                                 (954) 434-2000
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                           --------------------------

                                 Steven Ivester
                      President and Chief Executive Officer
                                   VoIP, Inc.
                         12330 SW 53rd Street, Suite 712
                            Ft. Lauderdale, FL 33330
                                 (954) 434-2000
            (Name, Address and Telephone Number of Agent for Service)

                           --------------------------

                                   Copies to:
                              Ronald L. Brown, Esq.
                              Andrews Kurth LLP
                              1717 Main Street, Suite 3700
                              Dallas, TX 75201
                              (214) 659-4400

        ----------------------------------------------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                                                      Proposed
                                                     Proposed          Maximum
        Title of Each              Amount        MaximumOffering      Aggregate        Amount of
     Class of Securities            to be           Price Per         Offering       Registration
      to be Registered          Registered(1)        Share(2)           Price             Fee
---------------------------------------------------------------------------------------------------
  Common Stock, $0.001 par       15,372,245           $1.03          $15,833,412         $2005
                value
---------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company's common stock as reported within five business days prior to the date of this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               --------------------------------------------------

                   SUBJECT TO COMPLETION DATED AUGUST 12, 2005

               --------------------------------------------------

                                   PROSPECTUS

                                   15,372,245

                                     SHARES

                                   VoIP, INC.

                                  COMMON STOCK

               --------------------------------------------------

      The persons listed in this Prospectus under "Selling Shareholders" may offer and sell from time to time up to an aggregate of 15,372,245 shares of our common stock that they have acquired or will acquire from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the selling shareholders, and the times and manner in which they offer and sell shares of our common stock, is provided under "Selling Shareholders" and "Plan of Distribution" in this Prospectus.

      We will not receive any proceeds fro the sale of the common stock by the selling shareholders. We will bear the costs and expenses of registering the common stock offered by the selling shareholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling shareholders.

      Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "VOII"). On July 28, 2004, the closing bid price for our common stock on the OTCBB was $1.06 per share.

      BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5 YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ________________.

      You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date of the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common stock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

      We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes, appearing elsewhere in this Prospectus.

                                  CERTAIN RISKS

      Detailed information about the risks of investing in the offering are set forth in "Risk Factors" beginning on page 5. Potential investors should specifically be aware of the following:

      o     We have never achieved a profitable level of operations.

      o     Our net losses in 2004 were $4,014,739.

      o Our net losses for the period ending March 31, 2005 were $1,507,297 versus a loss of $22,324 for the same period in 2004.

      o We have relied upon sales of debt and equity securities, many to persons related to management, to obtain enough funds to continue operating. Such sales amounted to $6,261,399 through June 30, 2005.

      o As of June 30, 2005, a total of 11,030,986 shares of common stock are issuable upon exercise of warrants at rates from $1.00 to $1.70 per share, which will result in additional dilution to our common shareholders.

      o There is an inactive trading market in our common stock, and the market for our stock is illiquid and volatile.

      o The Companies we have acquired have losses and operate at negative margins.

                                   THE COMPANY

      VoIP, Inc., a Texas corporation, is a holding company of businesses centered on the development and sale of technology, services and products for Voice-over-Internet Protocol (VOIP), wireless and multimedia applications.

      For a more detailed discussion of our history and our business, see "Business and Properties" beginning on page 22, and "Management Discussion and Analysis and Plan of Operation," beginning on page 29.

                                  THE OFFERING

      Up to 15,372,245 shares of our issued and outstanding common stock are being offered and sold by the selling shareholders. We will not receive any of the proceeds from the sale of those shares. Such shares include 6,123,286 shares sold in private placements and in acquisition to accredited investors from December 2004 until July 28, 2005 and 3,038,520 shares issuable upon exercise of stock purchase warrants granted in connection with the sale of the common stock, at exercise prices ranging from $1.38 to $1.60.

                              PLAN OF DISTRIBUTION

      Sales of common stock may be made by or for the account of the selling shareholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling shareholders must pay their own commission and absorb the discounts. Brokers or dealers used by the selling shareholders will be underwriters under the Securities act of 1933. In addition, any selling shareholders that are a broker/dealer will be underwriters under the Securities Act with respect to the common stock offered hereby. In lieu of making sales through the use of this Prospectus, the selling shareholders may also make sales of the shares covered by this Prospectus pursuant to Rule 14 4or Rule 144A under the Securities Act.

--------------------------------------------------------------------------------

                         SELECTED FINANCIAL INFORMATION

Balance Sheet Data:                        March 31, 2005
                                             (unaudited)      December 31, 2004
                                          ----------------    -----------------


   Total assets                           $     11,420,368     $     10,215,552
   Long-term liabilities, net                           --                   --
   Total liabilities                             2,765,565            2,108,114
   Shareholders' equity                          8,654,803            8,107,438

                                         Three Months Ended                    Year Ended
                                              March 31                        December 31,
Statements of Operations Data:          2005            2004             2004             2003
                                   -----------      -----------      -----------      -----------
   Revenue                         $ 2,007,147      $         0      $ 2,619,393      $         0
   Operating (loss)(1)              (1,507,297)         (22,324)      (4,160,050)               0
   Net (loss) (1)                   (1,507,297)         (22,324)      (4,014,739)        (352,968)
   Net (loss) per common share           (0.06)           (0.01)           (0.27)           (0.20)

      (1) The year ended December 31, 2004 includes $3,520,000 non-cash compensation expenses resulting from the issuance to executive officers of warrants to purchase 4,400,000 shares of common stock for $1.00 per share in August, 2004.

      See "Financial Statements" beginning on Page F-1.


Pro Forma Balance Sheet Data:             March 31, 2005
                                        ------------------
                                            (unaudited)

   Total assets                            $49,094,926 (2)
   Long-term liabilities, net                      --
   Total liabilities                       21,047,448
   Shareholders' equity                    28,047,478


                                                                       Year Ended
                                         Three Months Ended            December 31
Pro Forma                               March 31 (unaudited)           (unaudited)
Statements of Operations Data:         2005              2004              2004
                                   ------------      ------------      ------------
   Revenue                         $  7,001,992      $  3,037,171      $ 16,998,758
   Operating (loss)                  (4,485,292)         (552,300)      (11,452,405)
   Net (loss)                        (4,722,826)         (585,359)      (11,964,282)
   Net (loss) per common share            (0.11)            (0.03)            (0.39)

      (2) Includes $27,946,359 of goodwill that is still under review as to proper purchase price allocation.

                                  RISK FACTORS

      You should carefully consider each of the following risk factors and all of the other information in this Prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading price of our Shares could decline significantly. The risk factors below contain forward-looking statements regarding our company. Actual results could differ materially from those set forth in the forward-looking statements.

Cautionary Statement Regarding Forward-Looking Statements

      This Prospectus contains forward-looking statements relating to events anticipated to happen in the future. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Forward-looking statements also may be included in other written and oral statements made or released by us. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words "believe," "anticipate," "intend," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but they do not predict or assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. We do not undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including, among other things:

      o     our ability to market our services successfully to new subscribers;

      o     our ability to retain a high percentage of our customers;

      o the possibility of unforeseen capital expenditures and other upfront investments required to deploy new technologies or to effect new business initiatives;

      o our ability to access markets and finance network developments and operations;

      o our expansion, including consumer acceptance of new price plans and bundled offerings;

      o     additions or departures of key personnel;

      o competition, including the introduction of new products or services by our competitors;

      o existing and future laws or regulations affecting our business and our ability to comply with these laws or regulations;

      o our reliance on the Regional Bell operating company's systems and provisioning processes;

      o     technological innovations;

      o     the outcome of legal and regulatory proceedings;

      o general economic and business conditions, both nationally and in the regions in which we operate; and

      o other factors described in this document, including those described in more detail below.

      We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

                          RISKS RELATED TO OUR COMPANY

We have a history of losses and we anticipate future losses and negative cash flow.

      Since inception, we have incurred operating losses, and as of March 31, 2005, we have an accumulated deficit of $6,146,683. We have incurred a net loss of $4,014,739 for the year ended December 31, 2004, and $1,507,297 for the quarter ended March 31, 2005. We generated negative cash flow used in operating activities of $2,926,803 during 2004.

      Our revenues may not grow or even continue at their current level. We will need to increase our revenues significantly to become profitable or significantly increase our gross profit margins, however, if our revenues do not increase as much as we expect or if our expenses increase at a greater pace than revenues, we may not achieve profitability or, if we became profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. We may incur additional costs and expenses in 2005 related to:

      o marketing and advertising related to traffic generation and brand development;

      o purchases of equipment for our operations and network infrastructure;

      o the continued development of our Web site transaction processing and network infrastructure;

      o     development and improvement of additional products and services;

      o     the hiring of additional personnel; and

      o     evaluating and completing potential acquisitions of other companies.

      Our financial results could suffer if we are unable to maintain or grow sales levels of telephony services.

Our revenues have been generated from a limited number of customers, and we will not be successful if we do not grow our customer base.

      We commenced our current business in early 2004, and we have a limited operating history. To date, we have sold our products to a limited number of customers. To be successful, we will need to greatly expand our customer base and users of our products.

      The growth of our customer base could be adversely affected by:

      o     customer unwillingness to implement our new VoIP products;

      o any delays or difficulties that we may incur in completing the development and introduction of our planned products or product enhancements;

      o     new product introductions by our competitors;

      o     any failure of our products to perform as expected; or

      o any difficulty we may incur in meeting customers' delivery requirements.

      If we do not expand our customer base to include additional customers that deploy our products in all of their applications, our revenues will not grow significantly, or at all.

We will not retain customers or attract new customers if we do not anticipate and meet specific customer requirements or if our products do not interoperate with our customers' existing networks.

      To achieve market acceptance for our products, we must effectively anticipate, and adapt in a timely manner to, customer requirements and offer products that meet changing customer demands. Prospective customers may require product features and capabilities that our current products do not have. The introduction of new or enhanced products also requires that we carefully manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. If we fail to develop products and offer services that satisfy customer requirements, or to effectively manage the transition from older products, our ability to create or increase demand for our products would be seriously harmed and we may lose current and prospective customers.

      Many of our customers will require that our products be designed to interface with their existing networks, each of which may have different specifications. Issues caused by an unanticipated lack of interoperability may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our hardware and software development efforts and cause significant customer relations problems. If our products do not interoperate with those of our customers' networks, installations could be delayed or orders for our products could be cancelled, which would seriously harm our gross margins and result in loss of revenues or customers.

The unpredictability of our quarterly results may adversely affect the trading price of our common stock.

      Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect our revenues and results include the following:

      o fluctuation in demand for our VoIP products and the timing and size of customer orders;

      o cancellations or deferrals of existing customer orders or the renegotiations of existing contractual commitments;

      o     the length and variability of the sales cycle for our products;

      o new product introductions and enhancements by our competitors and us;

      o     timing of revenues recognition and amount of deferred revenues;

      o changes in our pricing policies, the pricing policies of our competitors and the prices of the components of our products;

      o our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

      o     the mix of product configurations sold;

      o our ability to obtain sufficient supplies of sole or limited source components;

      o our ability to attain and maintain production volumes and quality levels for our products;

      o costs related to acquisitions of complementary products, technologies or businesses; and

      o general economic conditions, as well as those specific to the telecommunications, networking and related industries.

      Our operating expenses are largely fixed in the short-term and, as a result, a delay in generating or recognizing revenues for the reasons set forth above, or for any other reason, could cause significant variations in our operating results. If revenues for a particular quarter are below expectations, we may not be able to reduce operating expenses proportionally for the quarter. Any such revenue shortfall would, therefore, have a disproportionate effect on our operating results for the quarter.

      We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably substantially decrease.

We have incurred substantial losses resulting from issuance of warrants at prices below the market value of the common stock.

      On August 4th, 2004, the Company issued 4,400,000 warrants to two executives to acquire 2,200,000 Company common shares at $1.00 each. Resulting compensation expenses of $1,936,000, is included in the accompanying Consolidated Statement of Operations for 2004.

      In February, 2005 an executive of the Company and the Company agreed to exchange his 2,200,000 warrants for 750,000 restricted shares of the Company. This created additional compensation of $239,500, shown in the compensation and related expenses in the consolidated statement of operations, which is the difference between the market price on the date of exchange and the value on the date of the issuance of the warrants.

If we fail to retain needed personnel, the implementation of our business plan could slow or our future growth could halt.

      Our business depends upon highly-skilled engineering, sales, marketing and customer support personnel. Any failure to retain needed qualified personnel could impair our growth. Our future success depends upon the continued services of our executive officers who have critical industry experience and relationships that we rely on to implement our business plan. None of our officers or key employees is bound by employment agreements for any specific term. The loss of the services of any of our officers or key employees could delay the development and introduction of, and negatively impact our ability to sell, our products.

We may face risks associated with international sales that could impair our ability to grow our revenues abroad.

      We intend to market our products into international markets. This expansion will require significant management attention and financial resources to successfully develop direct and indirect international sales and support channels. In addition, we may not be able to develop international market demand for our products, which could impair our ability to grow our revenues. We have limited experience marketing, distributing and supporting our products internationally and, to do so, we expect that we will need to develop versions of our products that comply with local standards. Furthermore, international operations are subject to other inherent risks, including.

      o greater difficulty collecting accounts receivable and longer collection periods;

      o difficulties and costs of staffing and managing international operations;

      o     the impact of differing technical standards outside the United
            States

      o     the impact of recessions in economies outside the United States;

      o unexpected changes in regulatory requirements and currency exchange rates;

      o     certification requirements;

      o reduced protection for intellectual property rights in some countries;

      o     fluctuation in currency exchange rates;

      o     potentially adverse tax consequences; and

      o     political and economic instability

We are entirely dependent upon our VoIP products and our future revenues depend upon their commercial success.

      Our future growth depends upon the commercial success of our VoIP products. The success of our VoIP products is dependent upon future demand for VoIP telephony systems and services. In order for the IP telephony market to continue to grow, several things need to occur. Telephone and cable service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers. VoIP networks must improve quality of service for real-time communications, managing effects such as packet loss, and unreliable bandwidth, so that toll-quality service can be provided. VoIP telephony equipment and services must achieve a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service. VoIP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, our business may not grow.

If we fail to compete successfully, our ability to increase our revenues or maintain profitability will be impaired.

      Competition in the telecommunications market is intense. This market has historically been dominated by large companies that possess greater resources and operating histories. We will also face competition from other large telecommunications and networking companies, some of which have entered our market by acquiring companies that design competing products. In addition, several smaller and most private companies have announced products that target the same market opportunities similar to those we address. Because this market is rapidly evolving, additional competitors with significant financial resources may enter these markets and further intensify competition.

      Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial and other resources. Further, some of our competitors sell significant amounts of other products to our current and prospective customers. Our competitors' broad product portfolios, coupled with already existing relationships. may cause our customers to buy our competitors' products or harm our ability to attract new customers.

      To compete effectively, we must deliver products that:

      o     provide extremely high reliability and voice quality;

      o     scale easily and efficiently;

      o interoperate with existing network designs and other vendors' equipment;

      o     provide effective network management;

      o are accompanied by comprehensive customer support and professional services; and

      o provide a cost-effective and space-efficient solution for service providers.

      If we are unable to compete successfully against our current and future competitors, we could experience price reductions, order cancellations, loss of revenues and reduced gross margins.

We depend upon contract manufacturers and any disruption in these relationships may cause us to fail to meet the demands of our customers and damage our customer relationships.

      We rely on a small number of contract manufacturers to manufacture our products according to our specifications and to fill orders on a timely basis. Our contract manufacturers provide comprehensive manufacturing services, including assembly of our products and procurement of materials. Each of our contract manufacturers also builds products for other companies and may not always have sufficient quantities of inventory available to fill our orders or may not allocate their internal resources to fill these orders on a timely basis. We do not have long-term supply contracts with our manufacturers and they are not required to manufacture products for any specified period. Qualifying a new contract manufacturer and commencing commercial-scale production is expensive and time consuming and could result in a significant interruption in the supply of our products. If a change in contract manufacturers results in delays of our fulfillment of customer orders or if a contract manufacturer fails to make timely delivery of orders, we may lose revenues and suffer damage to our customer relationships.

We and our contract manufacturers rely on a single or limited source(s) for supply of some components of our products, and if we fail to adequately predict our manufacturing requirements or if our supply of any of these components is disrupted, we will be unable to shop our products.

      We and our contract manufacturers currently purchase several key components of our products from single or limited sources. We purchase these components on a purchase order basis. If we overestimate our component requirements, we could have excess inventory, which would increase our costs. If we underestimate our requirements, we may not have adequate supply, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

      We currently do not have long-term supply contracts with our component suppliers and they are not required to supply us with products for any specified periods, in any specified quantities or at any set price, except as may be specified in a particular purchase order. In the event of a disruption or delay in supply, or inability to obtain products, we may not be able to develop an alternate source in a timely manner or at favorable prices, or at all. A failure to find acceptable alternative sources could hurt our ability to deliver high-quality products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Our customers rely upon our ability to meet committed delivery dates, and any disruption in the supply of key components would seriously impact our ability to meet these dates and could result in legal action by our customers, loss of customers or harm to our ability to attract new customers.

If we are not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, our products could become obsolete.

      From time to time, we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.

Our ability to compete and our business could be jeopardized if we are unable to protect our intellectual property or become subject to intellectual property rights litigation, which could require us to incur significant costs.

      We currently rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products, services or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be harmed.

      In addition, we may receive inquiries from other patent holders and may become subject to claims that we infringe their intellectual property rights. Any parties asserting that our products infringe upon their proprietary rights would force us to license their patents for substantial royalty payments or to defend ourselves and possibly our customers or contract manufacturers in litigation. These claims and any resulting licensing arrangement or lawsuit, if successful, could subject us to significant royalty payments or liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

      o stop selling, incorporating or using our products that use the challenged intellectual property;

      o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

      o redesign those products that use any allegedly infringing technology.

      Any lawsuits regarding intellectual property rights, regardless of their success, would be time-consuming, expensive to resolve and would divert our management's time and attention.

Any investments or acquisitions we make could disrupt our business and seriously harm our financial condition.

      We have made three acquisitions since June 2004 , and we intend to consider investing in, or acquiring, complementary products, technologies or businesses. A total of 19.9 million shares of common stock have been issued in these acquisitions, representing 42% of all shares outstanding as of August 2005. In the event of future investments or acquisitions, we could:

      o issue stock that would dilute our current shareholders' percentage ownership;

      o     incur debt or assume liabilities;

      o incur significant impairment charges related to the write-off of goodwill and purchased intangible assets;

      o incur significant amortization expenses related to purchased intangible assets; or

      o incur large and immediate write-offs for in-process research and development and stock-based compensation.

      Our integration of any acquired products, technologies or businesses will also involve numerous risks, including:

      o problems and unanticipated costs associated with combining the purchased products, technologies or businesses;

      o     diversion of management's attention from our core business;

      o adverse effects on existing business relationships with suppliers and customers;

      o risks associated with entering markets in which we have limited or no prior experience; and

      o potential loss of key employees, particularly those of the acquired organizations.

      We may be unable to successfully integrate any products, technologies, businesses or personnel that we might acquire in the future without significant costs or disruption to our business.

      We have encountered a number of problems with the Companies we have acquired, including that they have failed to operate profitably or generate positive cash flow, certain financial information has been determined to be inaccurate, and undisclosed liabilities and contingencies have been discovered. We are reviewing possible legal action against certain of the sellers regarding these matters.

To date we have experienced the following problems in the integration of our acquisition:

      The integration of the VoIP Inc. network onto the Voice One network, took longer than expected by approximately 30 days. This delay was primarily caused by the learning curve on what the integration required by both technical teams. Even though the businesses are very similar; the customer base was somewhat different, and this required additional training for the combined team, in order to ensure that the service level was not affected and that the transition was seamless to the customers. We successfully achieved this objective.

      Another issue encountered was the integration of the teams as some of the skill sets and systems knowledge had to be shared and accepted into the new culture. This was additionally hampered by the physical distance between both entities.

If we are subject to employment claims, we could incur substantial costs in defending ourselves.

      We may become subject to employment claims in connection with employee terminations. In addition, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. These claims may result in material litigation. We could incur substantial costs defending ourselves or our employees against those claims, regardless of their merits. In addition, defending ourselves from those types of claims could divert our management's attention from our operations. If we are found liable in connection with any employment claim, we may incur significant costs that could adversely impact our financial condition and results of operations.

The Company is substantially controlled by its management.

      As of March 31, 2005 the executive officers, key employees and directors of the Company and their family members and associates beneficially owned approximately 61% of the shares of outstanding common stock. Accordingly, and because there is no cumulative voting for directors, our executive officers and directors will be in a position to influence the election of all the directors of the Company and to control through their stock ownership the business of the Company.

                      RISK FACTORS RELATED TO OUR INDUSTRY

Our business may be adversely affected by developments in the telecommunications industry.

      Through the year 2000, the telecommunications market experienced rapid growth spurred by a number of factors, including deregulation in the industry, entry of a large number of new emerging service providers, growth in data traffic and the availability of significant capital from the financial markets. Commencing in 2001 and continuing thereafter, the telecommunications industry experienced a reversal of some of these trends, marked by a sharp contraction in the availability of capital, dramatic reductions in capital expenditures by service providers and financial difficulties and, in some cases, bankruptcies experienced by service providers. These conditions caused a substantial reduction in demand for telecommunications equipment.

      We expect the developments described above to continue to affect our business in the following manner:

      o     our ability to accurately forecast revenues is diminished;

      o     our revenues could be reduced; and

      o we may incur losses because a high percentage of our operating expenses are and will continue to be fixed in the short-term.

      Our business, operating results and financial condition could be materially and adversely affected by any one or a combination of the above.

We may not be able to compete with providers that can bundle long distance services with other offerings.

      Our competitors may be able to bundle services and products that we do not offer together with long distance or Internet telephony services. These services could include wireless communications, voice and data services, Internet access and cable television. This form of bundling would put us at a competitive disadvantage if these providers can combine a variety of service offerings at a single attractive price. In addition, some of the telecommunications and other companies that compete with us may be able to provide customers with lower communications costs or other incentives with their services reducing the overall cost of their communications packages, and significantly increasing pricing pressures on our services. This form of competition could significantly reduce our revenues.

We may be vulnerable to technical malfunctions which could adversely affect our operations.

      We depend upon our software systems, communications hardware and enhanced services platform to conduct our telephony sales and telephone routing, manage our network, track accounting balances and perform other vital functions. If we experience substantial technical difficulties with our hardware or software, we may not succeed in routing traffic effectively, or in tracking account balances accurately, which could adversely affect our operations. We have experienced periodic system interruptions, which we believe will continue to occur from time-to-time. Since our operations depend on our ability to successfully expand our network and to integrate new technologies and equipment into our network, there is an increased risk of system failure as well as a natural strain on the system.

Our systems may not accommodate significant growth in the number of users which could have a negative effect on our operations.

      Our success depends on our ability to handle a large number of simultaneous calls. We expect that the volume of simultaneous calls will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the network hardware and software that manages our traffic. We cannot assure stockholders of our ability to efficiently manage a large number of simultaneous calls. If we are not able to maintain an appropriate level of operating performance, or if our service is disrupted, then we may develop a negative reputation and our business, results of operations and financial condition would be materially adversely affected. Decreasing telecommunication rates may diminish or negatively impact the pricing of our services.

      International and domestic telecommunication rates have decreased significantly over the last few years in most of the markets in which we operate and we anticipate that this trend will continue. Users who select our services to take advantage of our current pricing differential between our rates and traditional telecommunications rates may switch to traditional telecommunications carriers as our pricing differential diminishes and we may be unable to attract new customers in the future. Continued rate decreases could require us to lower our rates to remain competitive and could reduce our gross profit margins.

Government regulation and legal uncertainties relating to IP telephony could harm our business.

      Historically, voice communications services have been provided by regulated telecommunications common carriers. We offer voice communications to the public for international and domestic calls using IP telephony, and we do not operate as a licensed telecommunications common carrier in any jurisdiction. Based on specific regulatory classifications and recent regulatory decisions, we believe we qualify for certain exemptions from telecommunications common carrier regulation in many of our markets. However, the growth of IP telephony has led to close examination of its regulatory treatment in many jurisdictions making the legal status of our services uncertain and subject to change as a result of future regulatory action, judicial decisions or legislation in any of the jurisdictions in which we operate. Established regulated telecommunications carriers have sought and may continue to seek regulatory actions to restrict the ability of companies such as ours to provide services or to increase the cost of providing such services. In addition, our services may be subject to regulation if regulators distinguish phone-to-phone telephony service using IP technologies over privately-managed networks such as our services from integrated PC-to-PC-originated voice services over the Internet. Some regulators may decide to treat the former as regulated common carrier services and the latter as unregulated enhanced or information services.

      Recently one of our Internet telephony competitors was sued by a state government for providing false, misleading and confusing information regarding how 911 services work for broad band phone service. We can't predict what impact this will make on our VoIP services which currently do not include 911 services.

      Application of new regulatory restrictions or requirements to us could increase our costs of doing business and prevent us from delivering our services through our current arrangements. In such event, we would consider a variety of alternative arrangements for providing our services, including obtaining appropriate regulatory authorization for our local network partners or ourselves, changing our service arrangements for a particular country or limiting our service offerings. Such regulations could limit our service offerings, raise our costs and restrict our pricing flexibility, and potentially limit our ability to compete effectively. Further, regulations and laws which affect the growth of the Internet could hinder our ability to provide our services over the Internet.

We may not be able to keep pace with rapid technological changes in the communications industry.

      Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. In addition, widely accepted standards have not yet developed for the technologies we use. We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use, or these new services may render our services and technologies obsolete.

      To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to license leading technologies and respond to technological advances and emerging industry standards on a cost-effective and timely basis. We will need to spend significant amounts of capital to enhance and expand our services to keep pace with changing technologies.

The Internet industry may become subject to increased government regulation which could have a negative effect on our operations.

      Various actions have been taken by the United States Congress and the Federal courts that, in some cases impose some forms of regulation on the Internet, and in other cases protect the Internet from regulation. Domestic and international authorities regularly consider proposed legislation that could result in new regulations on the Internet. It is impossible to say at this time whether and to what extent the Internet may ultimately be regulated domestically or internationally. Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition.

      In addition, because our services are accessible worldwide, and we facilitate the sale of goods to users worldwide, other jurisdictions may claim that we are required to comply with their laws and could subject us to taxes and penalties for the failure to comply.

Sales tax collection by states may adversely affect our growth.

      We do not currently collect sales or other similar taxes for services sold through our Web site. However, one or more states may seek to impose sales tax or similar collection obligations on out-of-state companies, such as ours, which engage in Internet commerce. A successful assertion by one or more states or any other country that we should collect sales or other taxes on the sale of cards or services on our system could have a material adverse effect on our operations.

The market for VoIP products for the new public network is evolving and our business will suffer if it does not develop as we expect.

      The market for our products is rapidly evolving. Our technology may not be widely accepted as a platform for voice and a viable market for our products may not develop or be sustainable. If this market does not develop, or develops more slowly than we expect, we may not be able to sell our products in significant volumes, or at all.

If we do not respond rapidly to technological changes or to changes in industry standards, our products could become obsolete.

      The market for VoIP products is likely to be characterized by rapid technological change and frequent new product introductions. We may be unable to respond quickly or effectively to these developments. We may experience difficulties with software development, hardware design, manufacturing or marketing that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete. If the standards adopted are different from those that we have chosen to support, market acceptance of our products may be significantly reduced or delayed. If our products become technologically obsolete, we may be unable to sell our products in the marketplace and generate revenues.

                           RISKS RELATED TO OUR STOCK

We may seek to raise additional capital in the future, which may not be available to us, and if it is available, may dilute the ownership of our common stock.

      In the future, we may seek to raise additional funds through public or private debt or equity financings in order to:

      o     fund ongoing operations and capital requirements;

      o take advantage of opportunities, including more rapid expansion or acquisition of complementary products, technologies or businesses;

      o     develop new products; or

      o     respond to competitive pressures.

      Any additional capital raised through the sale of convertible debt or equity may further dilute an investor's percentage ownership of our common stock. Furthermore, additional financings may not be available on terms favorable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that may be required to grow or maintain our operations.

Our stock price has been and may continue to be volatile.

      The market for technology stocks in general and our common stock in particular, has been and will likely continue to be extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly:

      o     the addition or loss of any major customer;

      o changes in the financial condition or anticipated capital expenditure purchases of any existing or potential major customer;

      o     quarterly variations in our operating results;

      o     changes in financial estimates by securities analysts;

      o     speculation in the press or investment community;

      o announcements by us or our competitors of significant contracts, new products or acquisitions, distribution partnerships, joint ventures or capital commitments;

      o sales of common stock or other securities by us or by our shareholders in the future;

      o     securities and other litigation;

      o announcement of a stock split, reverse stock split, stock dividend or similar event;

      o economic conditions for the telecommunications, networking and related industries; and

      o     worldwide economic instability.

We do not expect to pay dividends.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain profits, if any, to fund growth and expansion.

                                 USE OF PROCEEDS

      WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS.

      We, however, will receive funds upon any exercise of the warrants held by the selling shareholders. If any of such warrants are exercised, we will receive the exercise price for the warrants. Any funds received upon exercise of the warrants will be applied to our working capital needs. There can be no assurance that any of the warrants will be exercised.

                              SELLING SHAREHOLDERS

      We have agreed to register 15,372,245 shares of our common stock, beneficially owned by the selling shareholders. These shares were acquired or will be acquired by the selling shareholders pursuant to private placement offerings of our securities (the "Placements") completed in July 2005 and the warrants issued under the Placements. Included in the total number of shares we are registering for resale up to 3,492,658 shares of common stock that may be issued upon the exercise of warrants issued to certain of the selling shareholders. The shares of common stock beneficially owned by each of the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution."

      The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each Selling Shareholder as of August 9, 2005 and the number of shares that may be offered pursuant to this Prospectus. Except as may be identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

      The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future.

      For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate.

      As explained below under "Plan of Distribution", we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the list of shares under this Prospectus.

                                           Maximum Number of
                                        Shares of Common Stock        Number of Shares of
        Selling Shareholder            Beneficially Owned Prior       Common Stock Owned        Balance After the
                                             the Offering           Following the Offering          Offering

                                                                                  Assuming
                                                                     Maximum    Sale of All
                                                                   Number of       Shares
                                          Shares       Warrants   Shares Sold     Offered       Shares
                                                                     Hereby        Hereby                Warrants
 Stonestreet Limited Partnership            718,750      359,375       718,750       359,375          -          -
 Whalehaven Capital                         575,000      287,500       575,000       287,500          -          -
 Ellis International                        359,375      179,688       359,375       179,688          -          -
 Bristol Investment Fund                    958,332      479,166       958,332       479,166          -          -
 Alpha Capital                            1,005,824      479,166       958,332       479,166     47,492          -
  Additional Registered Shares Issuable
 in certain circumstances pursuant to
 subscription agreemens with
 foregoing persons                                -            -     3,857,278             -          -          -
 Adam Sosne                                  15,000                     15,000             -          -          -
 Alice Evans                                  8,000                      8,000             -          -          -
 Allan D. Weinberg                            3,750                      3,750             -          -          -
 Ann-Marie H. Cooper                          3,125                      3,125             -          -          -
 B.P. Butler                                  6,250                      6,250             -          -          -
 Brian A. Stover                             10,000                     10,000             -          -          -
 Charles H. Obermeyer                        11,250                     11,250             -          -          -
 Cheryl Noir, Inc.                           10,000                     10,000             -          -          -
 Cheryl Stasky Mora                           3,750                      3,750             -          -          -
 Cheryll Grant Coleman                        6,250                      6,250             -          -          -
 Clifton A. Pufpaff                           3,125                      3,125             -          -          -
 Domenic Secondo                             20,000                     20,000             -          -          -
 Don A. Jackson                              17,067                     17,067             -          -          -
 Donald L. Seidler & Jaclyn Seidler          57,500                     57,500             -          -          -
 Edward F. Orski                             80,288                     80,288             -          -          -
 Edwin Earl Spencer                          11,250                     11,250             -          -          -
 Emmet / Pauline Tedesco                      3,125                      3,125             -          -          -
 Frederick F. Baldwin, Jr.                    8,000                      8,000             -          -          -
 Harvey Lowestein                            13,942                     13,942             -          -          -
 Herbert J. Hoffman                           3,750                      3,750             -          -          -
 Howard L. Murray                             6,250                      6,250             -          -          -
 Hubert Owen McLamb                           5,000                      5,000             -          -          -
 Insight Builders                            20,000                     20,000             -          -          -
 Jacg Paltini                                10,000                     10,000             -          -          -
 Jackie G. Smith / Victor Lee Smith          10,000                     10,000             -          -          -
 Janice / Tommy Cavenaugh                    31,250                     31,250             -          -          -
 Jeffrey M. Ramsay                            5,625                      5,625             -          -          -
 John Evans                                  12,000                     12,000             -          -          -
 John Sutton, Inc.                          285,715                    285,715             -          -          -
 Judith Cooperstein                           6,250                      6,250             -          -          -
 Kanoy / Fulford                             12,500                     12,500             -          -          -
 Kruklitis Family Trust                       3,125                      3,125             -          -          -
 Lauren Ann Hon Trust                         5,000                      5,000             -          -          -
 Lawrence Broderick                          10,192                     10,192             -          -          -
 Margaret M. Lee                              5,000                      5,000             -          -          -
 Marshall Robert Davenport Jr.               56,250                     56,250             -          -          -
 Matthew A. Burklund                         25,000                     25,000             -          -          -
 Michael A. Frank                            10,000                     10,000             -          -          -
 Michael Stone                               10,000                     10,000             -          -          -
 Myron Swetlitz                              10,000                     10,000             -          -          -
 Nelson Teague                               23,384                     23,384             -          -          -
 Paul Arita                                  17,884                     17,884             -          -          -
 Rachel Alexander                            10,000                     10,000             -          -          -
 Raymond Real                                10,817                     10,817             -          -          -
 Robert Blumberg                             10,000                     10,000             -          -          -
 Robert Tyson & June Tyson                    6,250                      6,250             -          -          -
 Romell Reed                                  3,125                      3,125             -          -          -

 Rosemary Rouen                               5,000                      5,000             -          -          -
 Ruth Teresa Tyson                            7,740                      7,740             -          -          -
 Scott Taylor                                35,769                     35,769             -          -          -
 T.P. Bourneuf                               25,201                     25,201             -          -          -
 Ted G. Seawell                               3,125                      3,125             -          -          -
 Thomas A. Dunican                            5,000                      5,000             -          -          -
 Virginia Beury Helms / Fleet Helms           2,500                      2,500             -          -          -
 William Bergeron                            47,500                     47,500             -          -          -
 William D. Carrol                            6,250                      6,250             -          -          -
 William E. Gardner / Sue Alvis              10,000                     10,000             -          -          -
 William J. Little                           10,000                     10,000             -          -          -
 Dean A. Bodenscatz &                        12,500       12,500        12,500        12,500          -          -
 Gerald  T. Williamson                       12,500       12,500        12,500        12,500          -          -
 Howard K. Brown                             20,000       20,000        20,000        20,000          -          -
 James D. Conner                             20,000       20,000        20,000        20,000          -          -
 Kenneth D. Wickwire                         12,500       12,500        12,500        12,500          -          -
 Michael T. Macomson                         25,000       25,000        25,000        25,000          -          -
 Michael L. Cole                             12,500       12,500        12,500        12,500          -          -
 Philip Ackert                               25,000       25,000        25,000        25,000          -          -
 Puline Tedesco                              20,192       12,500        12,500        12,500      7,692          -
 Robert  W. Fitzgerald                       25,000       25,000        25,000        25,000          -          -
 Robert C. Demmy                             12,500       12,500        12,500        12,500          -          -
 Robert H. McDonald                         100,000      100,000       100,000       100,000          -          -
 Roderick R. Baker                           18,750       18,750        18,750        18,750          -          -
 Samuel Cole Porter                          13,000       13,000        13,000        13,000          -          -
 Ted Bodewschatz                             12,500       12,500        12,500        12,500          -          -
 William D. Chadwick                         25,000       25,000        25,000        25,000          -          -
 Andrew J. Dietzler &                        12,500       12,500        12,500        12,500          -          -
 Arnold R. Atkins                            13,125       13,125        13,125        13,125          -          -
 Arturo Alonso                               12,500       12,500        12,500        12,500          -          -
 Dominick Schiavone                          50,000       50,000        50,000        50,000          -          -
 Herbert & Rita Cooper                       12,500       12,500        12,500        12,500          -          -
 Ronald E. Stasky &                          12,500       12,500        12,500        12,500          -          -
 Jeffrey G. Roberts                          35,000       15,000        15,000        15,000     20,000          -
 Joseph & David Kwietnewski                  12,500       12,500        12,500        12,500          -          -
 Kevin Grenz                                 43,750       43,750        43,750        43,750          -          -
 Larry Street                                31,250       31,250        31,250        31,250          -          -
 Ronna Fisher                                12,500       12,500        12,500        12,500          -          -
 Stuart I. Kosh                           1,334,477      350,000       350,000       350,000    984,477          -
 NITE Capital, LP                           287,500      143,750       287,500       143,750          -          -
 Thomas F. Reeves                           152,711       56,250        56,250        56,250     96,461          -
 David  Brown                                25,000       25,000        25,000        25,000          -          -
 Harvey Lowenstein Ira                       12,500       12,500        12,500        12,500          -          -
 Thomas R. Harkins                           41,250       41,250        41,250        41,250          -          -
 Thomas R. Harkins &                         37,500       37,500        37,500        37,500          -          -
 Anthony Gallo                                9,750                      9,750             -          -          -
 C. Ben Bates, Jr.                            4,000                      3,000             -      1,000          -
 Claude S Morris                             16,250                     16,250             -          -          -
 Connie Krupka                                3,000                      1,000             -      2,000          -
 Creative Marketing                         100,000      400,000       100,000       400,000          -          -
 David H. Arrington                           3,300                      2,333             -        967          -
 David L. Ebershoff                          91,000                     55,000             -     36,000          -
 David S. Trescot                             2,000                      1,000             -      1,000          -
 Granite Enterprise                          20,000                     20,000             -          -          -
 Harold E. Gear                             151,000                     85,000             -     66,000          -
 Jack Trescot                               125,667                     57,000             -     68,667          -
 Kelley Smith                                 2,000                      1,500             -        500          -
 Leigh Trescot                                7,000                      5,000             -      2,000          -
 Moshe Sharan                               700,000                    125,000             -    575,000          -
 MZM Capital                                 20,000       54,138        20,000        54,138          -          -
 Nancy J Trescot                             10,000                      1,000             -      9,000          -

 Raymond B. Bunton                            3,000                      2,000             -      1,000          -
 Reuven Michaeli                            916,250                    392,000             -    524,250          -
 Ronald E. Clark                              3,000                      2,000             -      1,000          -
 Tami Hamilton                               20,000                     10,000             -     10,000          -
 Thomas E. Thornhill                          3,000                      2,000             -      1,000          -
 Van  Noy Thornhill                           3,000                      2,000             -      1,000          -
 M500 Inc                                   125,000                     50,000             -     75,000          -
 Hitron Technologies USA                    239,097                    239,097             -          -          -
 WW Gay                                      80,000                     30,000             -     50,000          -
 Akanji Okuboye                              72,490                      7,249             -     65,241          -
 Albert & Delia Silva                        25,766                      2,577             -     23,189          -
 Albert Aletto                                8,052                        805             -      7,247          -
 Amie Selecman                                8,052                        805             -      7,247          -
 Andrew Preston                              51,563                      5,156             -     46,407          -
 Anthony Tallman                              8,052                        805             -      7,247          -
 Armando & Linda Esteves                      8,052                        805             -      7,247          -
 Arthur Levesque                              8,052                        805             -      7,247          -
 Bernard Odoy Jr                             61,875                      6,188             -     55,687          -
 Carrie Caruso                               20,953                      2,095             -     18,858          -
 Charlene Stehling                           13,691                      1,369             -     12,322          -
 Christopher Lang                            25,781                      2,578             -     23,203          -
 Curtis Frank                                13,200                      1,320             -     11,880          -
 Damian Sousa                                51,563                      5,156             -     46,407          -
 Dan Hochman                                 51,563                      5,156             -     46,407          -
 Denise & Christian Carlstrom                 8,382                        838             -      7,544          -
 E Lance Vetter                              25,781                      2,578             -     23,203          -
 Frank Bianco                                16,109                      1,611             -     14,498          -
 George Yaffe                               103,125                     10,313             -     92,812          -
 Gino & Mary De Conti                         8,052                        805             -      7,247          -
 GMN Partnership, (Julius Grant & Co.)      167,639                     16,764             -    150,875          -
 Heather Howard                             100,000                    100,000             -          -          -
 Jason & Susan Hollander                     17,531                      1,753             -     15,778          -
 John De Cecco III                            8,052                        805             -      7,247          -
 John Piotrowski                            295,206                     29,521             -    265,685          -
 John Rebello III                            16,109                      1,611             -     14,498          -
 Jose Martinez                              249,672                     24,967             -    224,705          -
 Joseph & Judith Levis                      206,250                     20,625             -    185,625          -
 Judith Milner                               83,820                      8,382             -     75,438          -
 Kathleen Long                                8,055                        806             -      7,249          -
 Kathleen Masino                             24,162                      2,416             -     21,746          -
 Ken Hynes & Karen McSweeney                 16,109                      1,611             -     14,498          -
 Kevin B. Halter                          1,700,000                    300,000             -  1,400,000          -
 Kevin & Janet Miller                        48,403                      4,840             -     43,563          -
 Krishna Reddy                                8,055                        806             -      7,249          -
 Lauren Spickler                             84,317                      8,432             -     75,885          -
 Lee Yaffe                                  107,250                     10,725             -     96,525          -
 Linda Yaffe                                 10,313                      1,031             -      9,282          -
 Marcg & Karren Yaffe                        10,313                      1,031             -      9,282          -
 Mark De Stefano                              8,052                        805             -      7,247          -
 Max Plojing                                  4,192                        419             -      3,773          -
 Michael Wineland                            32,219                      3,222             -     28,997          -
 Nicholas Bianco                             65,232                      6,523             -     58,709          -
 Nick Iannuzzi                              134,111                     13,411             -    120,700          -
 Oli Sjurdagard                              82,500                      8,250             -     74,250          -
 Patrick Shea                                11,276                      1,128             -     10,148          -
 Peter Currier                              118,790                     11,879             -    106,911          -
 Richard Bianco                              16,109                      1,611             -     14,498          -
 Ricky Birkes & Anne Fuery                    9,661                        966             -      8,695          -
 Robert Spickler                             52,697                      5,270             -     47,427          -
 Ron Harden                                 157,137                     50,814             -    106,323          -
 Russell McAndrew                            25,781                      2,578             -     23,203          -

 Stephen Samuelson                            8,052                        805             -      7,247          -
 Stephen Smith                               52,593                      5,259             -     47,334          -
 Thad Bydlon                                189,216                     39,400             -    149,816          -
 William Scampoli                            16,109                      1,611             -     14,498          -
 Ebony Finance                              250,000                    100,000             -    150,000          -
 Andreas Meixger                             30,000                     30,000             -          -          -
 Robert Kraak                                50,000                     50,000             -          -          -
 Paul Burkhart                               10,000                     10,000             -          -          -
 Newbridge Securities Corporation                 -                     75,063        75,063          -          -
 Stefan Gort                                 10,000                     10,000             -          -          -
 TOTAL                                   14,589,861    3,567,721    11,879,587     3,492,658  6,567,552          -

--------------------------

*     Less than one percent.

(1) Stonestreet Limited Partnership is a Canada Limited Partnership. The shares beneficially owned consist of 718,750 shares of common stock, 179,688 warrants exercisable at $1.38 per share and 179,688 warrants exercisable at $1.60 per share. Stonestreet Limited Partnership has advised the Company that Michael Finklestein has dispositive and voting power for all of its shares in the Company.

(2) Whalehaven Capital Fund LTD is a Bermuda company. The shares beneficially owned consist of 575,000 shares of common stock, 143,750 warrants exercisable at $1.37 per share and 143,750 warrants exercisable at $1.60 per share. Whalehaven Capital Fund has informed the Company that Michael Finkelstein has dispositive and voting power for all of its shares in the Company.

(3) Ellis International LTD is a Republic of Panama company. The shares beneficially owned consist of 359,375 shares of common stock, 89,844 warrants exercisable at $1.37 per share and 89,844 warrants exercisable at $1.60 per share.

(4) Bristol Investment Fund LTD is a Cayman Islands company. The shares beneficially owned consist of 958,332 shares of common stock, 239,583 warrants exercisable at $1.37 per share and 239,583warrants exercisable at $1.60 per share.

(5) Alpha Capital AG is a Liechtenstein corporation. The shares beneficially owned consist of 1,005,824 shares of common stock, 239,583 warrants exercisable at $1.37 per share and 239,583 warrants exercisable at $1.60 per share. Alpha Capital AG has informed the Company that Konrad Ackerman has dispositive and voting power for all of its shares in the Company.

(6) NITE Capital, LP The shares beneficially owned consist of 287,500 shares of common stock, 71,875 warrants exercisable at $1.37 per share and 71,875 warrants exercisable at $1.60 per share.

                              PLAN OF DISTRIBUTION

      The shares may be sold from time to time by the selling shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling shareholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling shareholders.

      Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. No selling shareholder is a registered broker dealer.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities under the Securities Act.

                         DIVIDEND POLICY AND MARKET DATA

Dividends

      We have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings, other than those required to be paid to the holders of the preferred stock, to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the Board of Directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, business conditions and such other factors deemed relevant.

Market Information

      The common stock is traded on the Over-the-Counter Bulletin Board under the symbol VOII. The quotations below reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The following table shows the bid price range of our common stock for the time periods indicated:

                FROM              TO             HIGH            LOW
              1/1/2002        12/31/2003            *               *
              1/1/2004        3/31/2004       $     0.85       $    0.80
              4/1/2004        6/30/2004             6.75            1.35
              7/1/2004        9/30/2004             3.20            1.10
              10/01/04         12/31/04             4.75            1.05
              01/01/05         03/31/05             4.08            1.61
              04/01/05         06/30/05             1.65            1.03

      *Trading in the shares of our predecessor was sporadic and did not produce reported quotations.

Holders

      As of March 31, 2005 there were approximately 310 shareholders of record and an unknown number of beneficial holders holding through brokers.

                             BUSINESS AND PROPERTIES

      VoIP, Inc., headquartered in Fort Lauderdale, FL, is an emerging global provider of Voice over Internet Protocol (VoIP) based solutions enabling residential and business customers more user friendly and affordable ways to communicate. Through its subsidiaries, VoIP, Inc. provides a comprehensive portfolio of advanced telecommunications technologies, enhanced services, broadband products, and fulfillment services to the VoIP industry. Customers include Inter Exchange Carriers (IXC's), Competitive Local Exchange Carriers (CLEC's), Internet Service Providers (ISP's), Cable Operators and VoIP Service Providers in the United States and various countries around the world.

      The Company operates multiple wholly-owned subsidiaries and business units, each with a specific industry focus. VoIP's subsidiaries and business units include 1-800-Talk-Time, VoiceOne Carrier Services, VoIP Solutions, Inc. and DTNet Technologies, Inc. The VoiceOne business unit provides wholesale IP and TDM Access and Termination Services to Carriers worldwide. The national Multi-Protocol Label Switching (MPLS) network has been specially designed with a protocol agnostic soft switch architecture, accepting traffic from traditional Time Division Multiplexed (TDM) carrier circuits to the emerging industry standard Session Initiation Protocol (SIP) traffic transported by Internet Protocol (IP). VoiceOne currently has Network Access Points (NAPs) operating in Orlando, Atlanta, New York, Dallas and Los Angeles. A total of 22 NAPs are planned to be operational by the end of 2005 that will be capable of addressing the top 100 MSA's representing 93 percent of the domestic population. VoIP Solutions focus is to provide Enhanced Services that complement the core access and termination services provided by VoiceOne. VoIPSolution's Virtual Service Provider (VSP) program provides a complete hosted and managed solution that enables Service Providers to offer their own branded VoIP telephony services to their subscriber base without the investment of ownership. In addition, VoIP Solutions manufacturers CPE products including the Multi-media Terminal Adapter
(MTA) with a built in router which enables anyone with a broadband connection to use a regular telephone to make VoIP calls at significant savings. DTNet Technologies, Inc. is a world-class Fulfillment and Supply Chain Solutions Provider for the group's telecommunications and broadband partners as well as a Value-Added Distributor of broadband products and services. The Company is an established and respected leader in the supply of Broadband components and CPE to the Cable industry. DTNet was awarded the National Cable Television Cooperative's (NCTC) first Platinum Vendor status, giving the company instant creditability and direct access to over 1400 independent cable companies. The OEM distribution of DSL modems, Cable modems and WiFi routers has been complemented by the Multimedia Terminal Adaptor (MTA) used by VoIP Service Providers and supported by VoiceOne Pathfinder auto provisioning. This operation also provides centralized, cost-effective and efficient warehousing, shipping, receiving and fulfillment for all VOIP, Inc. subsidiary companies. Our strategy is to integrate the strengths of our subsidiaries and become a recognized leader in providing IP telephony services, customer premise equipment, bundled IP solution packages, IPcarriage services and innovative wireless fidelity ("WiFi") technology solutions for residential and enterprise customers.

I-800-Talk-Time Summary

      1-800-TalkTime(R) is the VoIP, Inc. business unit that provides retail subscriber based broadband communications, offering residential and business enterprise phone services around the globe. 1-800-TalkTime(R) offers communication services that allow customers to use the power of their broadband connection to make local and long distance calls worldwide. 1-800-TalkTime(R) uses any DSL, cable modem, wireless or other broadband Internet connection anywhere in the world to access the network. Once on the network, VoiceOne is used to terminate calls globally. Customers have a choice of rate plans that include a United States telephone number that can be chosen from a selection of area codes. Customers use the two line MTA (telephone / PBX adaptor) supplied by the Company or can connect any compatible telephone adaptor or USB telephone.

      The service works independently of any telephone either replacing existing service or providing one or two additional telephone lines. The cost of long distance and international minutes are much less than competitive local phone service operators with the option of bundled and unlimited plan products.

      Service is typically prepaid with customers signing up online and paying by credit card. Payments and provisioning are fully automated, the two services obtain revenues from three major sources - promotion leading to direct web site sign up, monthly service charges and call charges.

VoiceOne Summary

      VoiceOne is a leading wholesale provider of packet communications services to CLEC's, ISPs, IXC's cable companies and other communication service providers ("Carriers"). The Company's solutions are targeted at Carriers that wish to provide Voice over Internet Protocol ("VoIP") and other value-added voice, data and enhanced services. The VoiceOne network was designed and built over the last three years by Shawn Lewis and his team of engineers. Shawn has spent the last two and a half years developing the technology that serves as the core for VoIP Inc.'s subsidiaries and business units.

      The national MPLS network has been specially designed with protocol agnostic soft switch architecture, accepting traffic from traditional Time Division Multiplexed (TDM) carriers to the emerging industry standard Session Initiation Protocol (SIP) traffic transported by Internet Protocol (IP).

      Network Access Points (NAPs) are presently commissioned in Orlando, Atlanta, New York, Dallas and Los Angeles with Chicago currently being deployed. A total of 22 additional NAPs are planned to be operational by the end of 2005 that will be capable of addressing the top 100 MSA's representing 93% of the domestic population.

      VoiceOne has developed business and technology alliances with Sonus Networks (NASDAQ NM:SONS) and Intel Corporation (NASDAQ NM:INTC) that enable the companies to jointly develop their proprietary, next generation voice, data and enhanced communication services. These alliances have given VoIP, Inc. a substantial competitive advantage in the emerging Voice over IP (VoIP) industry.

      VoiceOne has developed FCC compliant and is deploying FCC approved E911 emergency access to the existing infrastructure without using another party's data base. Once 911-PSTN line is connected on the 911-PSTN port, our Multimedia Terminal Adaptor patent pending automated voice switching service is available. In case of power outage or the Internet is not available, the relay will be switched to 911-PSTN line automatically. So that a user is able to get the 911 emergency service like a normal phone, 911-PSTN backup function provides the 911-PSTN lifeline and supports lasting voice service through the 911-PSTN line as well as VoIP.

      Telephone numbers supplied by VoiceOne are fully compliant with the new E911 regulations.

VOIP Solutions Summary

      VoIP Solutions supplies a suite of Enhanced Services solutions for the growing industry of IP Telephony Service Providers facilitated by the VoiceOne network. As consumer and business acceptance of VoIP increases, CLEC's and other providers of traditional telephone services must offer VoIP services and be able to market services outside of their traditional geographic boundaries to remain competitive. Cable operators and ISP's view VoIP as an incremental new bundled service revenue opportunity.

      Most new entrants to the VoIP service business have discovered that developing the technology, sourcing telephone numbers, billing integration, service features, Customer Premises Equipment provisioning and many other issues make their entry to this lucrative market capital intensive and challenging. The recent regulatory requirements pertaining to E911 access from VoIP service telephone numbers add even more complexity to providing service at the quality of an ROBC.

      VoIP Solutions provides a number of value added solutions to meet the needs of each primary customer group. Each service provides a clear differentiation from competitors who offer little more than the commodity of terminating minutes. They cater to new emerging markets and have the potential for high international profit margins. The reach of the VoiceOne network provides access to local line services and global termination.

      To maintain our philosophy of being the carriers' carrier, all services are white labeled and dynamic, permitting service providers to package, brand and sell the products to meet the needs of their targeted markets. VoIP Solutions will work with a client to customize a solution including the provision of hardware, software and services to meet their requirements. The primary product groups are defined below.

      The company maintains a stock of all VoIP-Solution's products for sale to end-users, carriers and resellers. Included is the primary product "MTA" (Multimedia Terminal Adaptor) which are manufactured with varying options to meet the demands of today's network operators for tomorrow's future IP networks.

Products include:
VoIP ADSL Modem (SIP)
MTA-A201C - 1 line VoIP, 1 line PSTN
MTA-A201W - 2 lines VoIP / LAN (802.11b) or (g)
MTA-A201CW - 1 line VoIP, 1 line PSTN / LAN (802.11b) or (g)
VoIP Cable Modem (SIP)
MTA-C102 - 2 Line VoIP
MTA-C101C - 1 Line VoIP, 1 Line PSTN
MTA-C102W - 2 lines VoIP / LAN (802.11b) or (g)
MTA-C102CW - 1 line VoIP, 1 line PSTN / LAN (802.11b) or (g)
VoIP MTA (SIP)
MTA-102 - 2 lines VoIP

MTA-102C - 1 line VoIP, 1 line PSTN
MTA-102W - 2 lines VoIP / LAN (802.11b) or (g)
MTA-102CW - 1 line VoIP, 1 line PSTN / LAN (802.11b) or (g)

      The Company has developed intellectual property and software for the soft switch platform and associated applications developed for the1-800-talk-time product offering. This includes the source code for the switching servers and related application servers. An agreement with Porta One provides access to software source code and database schemas that permit custom application, layer development and integration. Along with the billing and back office application, VoIP Solutions can supply all of the components, services and customization to fully equip a VoIP Telco.

Human Resource Team; VoIP Inc. Group

      VoIP, Inc. currently employs 55 persons in the following capacities: 7 executive officers, 23 general and administrative, and 25 technology personnel. We consider our relations with our employees to be good. We have never had a work stoppage, and none of our employees is represented by collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. None of our key personnel is bound by employment agreements that prohibit them from ending their employment at any time. Competition for qualified personnel in our industry and geographical location is intense. We cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct our business in the future.

      Our corporate headquarters are located at: 12330 SW 53rd Street, Ft. Lauderdale, FL 33330.

Legal Proceedings

      On April 8, 2005, Volo Communications, Inc. ("Volo") (a wholly-owned subsidiary of Caerus, Inc.) filed suit against MCI WorldCom Network Services, Inc. d/b/a UUNET ("MCI"). Volo alleges that MCI engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI refused to negotiate such overcharges in good faith. Volo also seeks damages arising out of MCI's fraudulent practice of submitting false bills by, among other things, re-routing long distance calls over local trunks to avoid access charges, and then billing Volo for access charges that were never incurred. On April 4, 2005, MCI declared Volo in default of its obligations under the Services Agreement, claiming that Volo owes a past due amount of $8,365,980, and threatening to terminate all services to Volo within 5 days. By this action Volo alleges claims for (1) breach of contract; (2) fraud in the inducement; (3) primary estoppel; and (4) deceptive and unfair trade practices. Volo also seeks a declaratory judgment that (1) MCI is in breach of the Services Agreement; (2) $8,365,980 billed by MCI is not "due and payable" under that agreement; and (3) MCI's default letter to Volo is in violation of the Services Agreement. Volo seeks direct, indirect and punitive damages in an amount to be determined at trial.

      On May 26, 2005, MCI filed an Answer, Affirmative Defenses, Counterclaim and Third-Party Complaint naming Caerus, Inc. as a third-party defendant. MCI asserts a breach of contract claim against Volo, a breach of guarantee claim against Caerus, Inc., and a claim for unjust enrichment against both parties, seeking an amount to be determined at trial. On July 11, 2005, Volo and Caerus, Inc. answered the counterclaim and third-party complaint, and filed a third-party counterclaim against MCI for declaratory judgment, fraud in the inducement, and breach of implied duty of good faith and fair dealing. Volo and Caerus, Inc. seek direct, indirect, and punitive damages in an amount to be determined at trial. Discovery should commence shortly. The Company is currently unable to assess the likelihood of a favorable or unfavorable outcome.

Manufacturing and Sources of Supply

      Our products are manufactured by iCable System Co. Ltd. a South Korean Company. iCableSystem provides offshore inventory and delivery services worldwide and large scale orders are shipped directly from Korea to providers at any destination. iCableSystem has in-house PC board pressing, case design and manufacturing, and board processing facilities, making them less susceptible to supply chain dropouts than other manufacturers.

      The primary chipset used in the CPE units is the Broadcom chipset, for which there is an available supply path and rapid delivery periods. It is not anticipated that there will be any significant shortfalls in the ability to produce equipment or deliver equipment, given past experience and current operating procedures, even under heavy volume sales.

      Equipment for VoIP Solutions, Inc. which involve a "solution" delivery for a customer, are primarily software driven, and do not involve significant hardware resources that are manufactured in-house (except for CPE, as mentioned.)

Inventories

      All the inventories are kept in our warehouse facility in Clearwater, Florida. Our local inventory and supply methods provide adequate capacity for most order volumes, but special orders or multi-thousand unit deliveries are typically drop-shipped from Korea. All softswitch and "back office" solution materials are also kept on-site for customer deployment, except in cases where local purchase of equipment is less difficult or less costly than in-country sourcing.

      The "cascading provisioning" server method that is used in the network allows for the "out-of-box" configuration and deployment of CPE hardware without ever being configured on the customer's network. This means that deployment time can be reduced drastically for field-shipping equipment, and no intermediate warehouse or customer care steps are required. Devices are delivered from overseas and can be directly put into use by any of our customers without manual configuration. This is significantly different than most other hardware and softswitch providers, in that our solution removes the requirement for customer configuration of equipment (which is confusing and slow) or two-step shipping (which is costly and slow.)

Industry Overview

USA - VoIP Market - Analysis & Statistics

      In 2005, VoIP entered the mainstream residential telephony market in the USA, which is rapidly becoming a billion dollar industry. Until 2004, Vonage was the main provider of residential VoIP. In 2005, the lead was taken over by the powerful MSOs, or cable TV companies. Government policy supports VoIP. Threatened with major revenue and customer losses, the wire line telcos have responded by investing billions to build out fiber networks and recapture customers lost to cable. Cellular companies derive 80% of their revenue from voice calls, and are likely to be the greatest losers from VoIP technology.

VOIP MARKET OVERVIEW AND ANALYSIS

EARLY DEVELOPMENT-1995 - 2002

      The technology was first introduced in America in 1995, when companies such as Net2Phone started letting people call free from PC to PC using IP addresses, but with very poor sound quality.

      In the late 1990s, Cisco, Lucent and others built adapters to convert analog voice signals into packets at the caller's home, so regular phones could be used. They also developed gateways to translate packets and IP addresses into voice conversations and phone numbers at phone switching stations so calls could use traditional phone lines. This improved the quality, but not enough.

      In 2002, TeleGeography reported that 10% of US international calls used VoIP. At that time, prepaid calling cards that charge a few cents per minute were the key users of VoIP networks.

      In 2002 and 2003, growth in VoIP was small and largely limited to a niche market for technology savvy users. VoIP had been heralded as a large emerging industry since 1997, but by 2003 it still accounted for only 10% of total voice traffic in the US, and a smaller percentage of end-user connections.

      Vonage Holdings Corporation was the first company to use VoIP technology with a nationwide offering in 2002. Vonage subscribers can use the service wherever they can plug a phone and the adapter into a broadband line, the phone number stays with the device.

VoIP ENTERS THE MAINSTREAM - 2005

      In 2005 the cable companies started to sell VoIP to their 40 million cable customers, and market their triple play bundles, namely voice, Internet and TV, to attract new customers from around 80 million homes which are passed across their coverage areas. Technology research firm, Strategy Analysis, released a report in February 2005 predicting cable VoIP subscribers would grow from 3.3 million to over 5 million by the end of the year.

      In January 2005, Comcast launched VoIP in Indianapolis, Philadelphia and Springfield and announced that it would launch the service into 20 more cities by year-end and over its entire cable network of 21 million subscribers by mid-2006. Comcast is the country's largest cable operator. Its digital cable network passes 40 million homes in 41 states. By early 2005, 8 million of the company's 21 million subscribers had broadband Internet access over cable modem, and 1.4 million used the cable to carry their voice calls, at that time transmitted over the traditional switched network.

      The initiative sent a shock wave through the wire line market. Although smaller companies such as Vonage had offered VoIP since 2002, Comcast had a larger captive market in its cable TV subscribers, greater network coverage, extensive financial backing and political clout. The entry of Comcast into the VoIP market was a threat to the te1co incumbents. The move formalized the consolidation of the telecommunications and the broadcasting markets into a single market of triple play operators, delivering bundled entertainment and communications services, including broadband Internet access, multi-channel television, high-definition programming, video-on-demand and voice calls over a single access line. Cable operators and wire line te1cos now compete head to-head to be the primary pipeline to the home.

Customers

      Our significant customers include the following: Anew Broadband, Inc., Cima Telecom, Inc., SpeedVoip, Inc., Voip4U, Limited., eVoice International, Inc., Acumen Telecommunications, Inc., Virtual Communications, Inc., Parrot Communications, Inc., and FMC Telecom, Inc. These customers accounted for approximately 45% of our revenues during the 2004 fiscal year

      We also have the following companies testing or in the final field beta tests of our hardware and various products: IBM, Scientific Atlanta, Sprint, Alcatel, Quest and DSLI.

Marketing and Business Strategy

      Volo Communications has promoted its services using the VoiceOne brand. The Company plans to capture high volume domestic origination and termination business from CLEC's and other TDM based carriers with an increasing penetration of the international termination market. The brand is promoted through industry publications and a number of trade shows. Accounts are being won from Level 3 and other larger competitors through the provision of customized flexible solutions to meet the needs of each client. VoIP Solutions adds additional value to the VoiceOne network by providing value added enhanced services, each targeted at specific market segments. The combination of the backbone network and unique enhanced services provides the ability to supply a complete end to end solution from a single source.

      1-800-Talktime plans to support the marketing of 1-800-Talktime Service with an extensive communications campaign that will include mass market advertising on television, radio and in print and through direct mail, virtual marketing and online advertising in addition to an extensive network of resellers through out the world. We have emphasized sales in the international marketplace through resellers and wholesalers, believing that the need for a less expensive service is vital in many countries globally. We will seek marketing partners in each country that is identified as a potential market in order to provide a local presence. Manuals, interfaces, voice prompts, and operators will be tailored for the primary language of the nationality, and the sales force will operate locally to provide "high-touch" comfort to these localized markets. A major opportunity for resale is being developed with a private retail wireless vendor, to allow for a very "high-touch" interaction with customers. This model has proven to be successful in wireless sales, and it is believed that the same marketing strategy and distribution channel will be successful for other telephony services that the company can offer consumers.

      Most competitors are focused on the United States market. While providing innovative and focused solutions for reseller channels in the United States, we will be focused on the international market. The highest margin revenue stream is from the off net termination of international calls from customers outside the United States. The extensive industry experience and potential customer and partner contacts of the Company executives will assist the rapid establishment of competitive services and aggressive international sales channels.

      Each country has domestic and regional markets. Through the use of multiple web sites, regional rate plans and multi-language support, and multi-currency billing, we will work with in-country partners to provide local Points of Presence (POP's) that will permit local telephone and 800 numbers to be available for local marketing and for the sale to overseas customers. Interconnection with local carriers and PTT's will in turn reduce the off net termination costs to that country and open access to the multi-billion dollar international wholesale minutes market.

Competition

      At the present time, we believe that with a comprehensive suite of components, VoIP, Inc. will be able to provide to customers a full range of products and services targeting many different market segments. Many of these solutions are offered by a wide variety of competitors, most of which are larger and better capitalized than we.

      The primary competitors of each company include the following:

      o     Volo Communications: Level 3, Qwest, MCI, Sprint.

      o     1-800-Talktime: Vonage, Packet8, DeltaThree, Voicepulse

      o     VoIP Solutions/iMax: (Hardware): Sipura, Grandstream, Cisco,
            Mediatrix

      o     VoIP Solutions: (SIP softswitch): Nuera, Broadsoft, Pingtel, Nortel

      o     VoIP Solutions: (integration): Accenture, Hughes Software

      o     Wireless: (Hardware) Cisco, 3 Com, Motorola, Terabeam

      We believe that we may be able to compete effectively on a basis that we can offer an end to end solution to meet the needs of many different market segments. Most customers prefer a single point of contact and responsibility. In most situations, multiple vendors and carriers are required to deliver a solution making it impossible to have any single vendor accept responsibility for overall performance. The VoiceOnetm network is highly scalable as is the general cost structure. This ensures that fixed network costs, variable costs and general overheads are kept as low as possible. Competitors cannot achieve this as they have multiple layers of fixed overheads and existing investment in outdated circuit switched technology and networks that can only be replaced with time and significant additional capital.

      A major competitive advantage is that many of the network components and applications have been developed from the ground up by our engineers. The resulting applications, cost efficiencies and flexibility cannot simply be purchased off the shelf by our competitors. Real time automatic self provisioning and other applications have significantly reduced the number of accounting, support and provisioning related employees required to service customers.

Intellectual Property

      The Company has developed several important intellectual property features. VoiceOne has developed and the network provides a ubiquitous E911 solution to fully comply with the FCC's recent order imposing E911 requirements on VoIP Service Providers. VoiceOne's 911 service is known as i-911 and we believe it is the most accurate and advanced in the industry. A key feature of the i-911 service is that it can route emergency calls for the customer whose location is constant as well as the customer who often moves the location of his VoIP device. Customers can update their location information in real time, so that their i-911 call will be delivered to the appropriate Public Safety Answering Point (PSAP) in the new location. To further support the FCC 911 mandate, VoIP, Inc. has applied for a patent for its state-of-the-art 911 compliant VoIP Multimedia Terminal Adaptor.

      VoIP Inc. has developed Pathfinder as a "cascading provisioning server" feature for deployment of zero-touch hardware deployment and is a new development that is exclusive to VoIP, Inc.'s platform. The system allows each device to auto-provision without any customer interaction even in situations where there are multiple levels of VAR or resellers to distribute the product to their customers (to any number of resale levels.) This allows for installations without any customer service or technical support time spent in configuration issues.

      The Company has developed significant software resources in all areas of its business. Many of the core features of the Company's services and deliverables are constructed on software that has been custom-designed and completely owned by the Company. Hardware inventory control, accounting, least cost routing, customer records, telephony element management, network monitoring and administration, billing reconciliation, and internal sales resource tools are some of the integrated features of the Company's software development effort.

Regulation

      The Company currently is as a value added service provider. The hardware, integration, softswitch, and wireless portions of the firm are expected to remain unthreatened by regulation in major nations in which the Company expects to do business. The eGlobalphone service offering may potentially experience regulatory pressures as the United States makes changes in its telecommunications law to encompass VoIP services. The imposition of government regulation on our business could adversely affect our operations by requiring additional expense to meet compliance requirements.

      1) Regulation is expected to be applied to the following areas of our service: E911, CALEA (law enforcement wiretap) and USF taxation.

            a. Our existing E911 service addresses this concern already, and we are working with industry groups to also address E911 delivery via the network when that technology becomes mature and affordable. The combined delivery methods should adequately protect the Company against negative regulatory or economic pressure in the future.

            b. CALEA data delivery is almost complete in the system for the basics of call status and PIN tapping. The additional steps of call monitoring and call splitting are yet to be even defined, though it is not anticipated that their deployment would require anything other than minor expense for adequate compliance with these laws, given current technology.

            c. USF (Universal Service Fee) taxation has been explicitly not required for data services. The classification of VoIP as a value added data service has clearly indicated that it is outside of the USF charter.

      2) Comments by the FCC staff have indicated that VoIP will be handled in a relatively "hands-off" manner until the industry is more mature and capable of competing directly with RBOC and ILEC carriers. This is anticipated to be at least another two years.

      3) Even with additional regulations and if they were to be applied, the costs of compliance would be significantly lower than those of traditional telephony, as these regulatory structures are already being considered and compensated for in design aspects of the network.

      4) Our primary focus on non-US customers should limit our exposure in the United States.

                       MANAGEMENT DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

      The information presented in this section should be read in conjunction with the information contained in the financial statements, including the notes thereto, and the other financial statements appearing elsewhere in this Prospectus.

General

      The following discussion should be read in conjunction with the Consolidated Financial Statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus. Certain statements contained in this Prospectus and other written material and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" that provide current expectations or forecasts of future events. Such statements are typically characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "strategy" and similar expressions. Our forward-looking statements generally relate to the prospects for future sales of our products, the success of our marketing activities, and the success of our strategic corporate relationships. These statements are based upon assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including the following: our ability to achieve profitable operations and to maintain sufficient cash to operate its business and meet its liquidity requirements; our ability to obtain financing, if required, on terms acceptable to it, if at all; the success of our research and development activities; competitive developments affecting our current products; our ability to successfully attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings; our ability to protect our intellectual property; governmental laws and regulations affecting operations; our ability to identify and complete diversification opportunities; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found elsewhere in this Prospectus. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet Data:                        March 31, 2005
                                             (unaudited)       December 31, 2004
                                          ----------------     ----------------
   Total assets                           $     11,420,368     $     10,215,552
   Long-term liabilities, net                           --                   --
   Total liabilities                             2,765,565            2,108,114
   Shareholders' equity                          8,654,803            8,107,438


                                         Three Months Ended                  Year Ended
                                             March 31,                       December 31,
Statements of Operations Data:         2005            2004              2004            2003
                                   -----------      -----------      -----------      -----------
   Revenue                         $ 2,007,147      $         0      $ 2,619,393      $         0
   Operating (loss)(1)              (1,507,297)         (22,324)      (4,160,050)               0
   Net (loss) (1)                   (1,507,297)         (22,324)      (4,014,739)        (352,968)
                                   -----------      -----------      -----------      -----------
   Net (loss) per common share           (0.06)           (0.01)           (0.27)           (0.20)

      (1) The year ended December 31, 2004 includes $3,520,000 non-cash compensation expenses resulting from the issuance to executive officers of warrants to purchase 4,400,000 shares of common stock for $1.00 per share in August, 2004.

      See "Financial Statements" beginning on Page F-1.

Results of Operations

      The Company commenced operations during the fourth quarter of 1998 and focused significant resources through December 2003 in procuring and importing its tea inventory and developing sales and distribution channels. Accordingly, the Company has generated only minimal revenues and experienced cumulative losses of approximately $624,647 as of December 31, 2003 which amount includes the recording of an inventory reserve of $251,534 during 2003.

      For the respective quarters ended March 31, 2005 and 2004, the Company had revenues of $2,007,147 and $0.

      For the respective years ended December 31, 2004 and 2003, the Company had revenues of $2,619,393 and $0.

      The significant increase in revenues was provided primarily by Voipamericas and DTNet which were aqurired companies and the sales increases occurred prior to the acquisition dates. As mentioned in the financial statements, the company acquired DTNet Technologies, Inc. in June 2004 and Voipamericas in September 2004. DTNet provides customer premises equipment to cable and DSL Internet providers throughout North America. DTNet sales were approximately $4.7 million in 2003. Voipamericas revenues for the first nine months of the year were $1.4 million. Management believes that the acquisitions of DTNet and Voipamericas will provide proven distribution channels and leadership in sales throughout the Americas. DTNet and Voipamericas complement the company's strategy to deliver Voice over Internet Protocol over a wireless local loop and deliver service provider solutions to cable operators.

      Net losses for the respective quarters ended March 31, 2005 and 2004 were $1,507,297 and $22,324. Net loss per share was approximately $0.06 and $0.01 respectively for each period. Total net losses for the respective years ended December 31, 2004 and 2003 were $4,014,739 and $352,968. Net loss per share was approximately ($0.27) and $(0.20) respectively for each year. This included the one time event of the issuance of 4,400,000 warrants to two executives to acquire 2,200,000 Company shares at $1.00 each. The difference between the market value and the $1.00 share price is $3,520,000. Additionally, there is an increase of $884,937 in operating costs attributable basically to start up operations.

Liquidity and Capital Resources

      As of March 31, 2005, we had cash and cash equivalents approximating $925,534 compared to $1,141,205 at December 31, 2004. We currently have one borrowing arrangement with a balance of $ 1.2 million as of March 31, 2005, with notes payable to a shareholder. Cash used in operating activities of $2.2 million in first quarter 2005, was primarily attributable to the net loss of $1.5 million, which includes $239,000 as a non cash item related to the valuation of the common stocks exchanged for warrants during the period. Additionally, includes $108,000 as non cash items for the valuation of the Company Stock Option Plan vested as of March 31, 2005. Cash provided by financing activities in first quarter 2005 consisted primarily of $1.7 million of proceeds resulting from the sale of common stock to investors in private placement transactions during the whole first quarter 2005 and proceeds from issuance of note payable of $1.0 million.

      In December 2004 the Company issued a note payable to a shareholder in the amount of $560,000 at an interest rate of 3.75% with a maturity date of December 2005. On January 6, 2005 the Company issued another note payable amounting to $1,040,000 to the same shareholder under the same terms and conditions as the previous one.

      Liquidity for the period from inception through March 31, 2005 has been mainly provided by sales of common stock through private placements and borrowing from affiliates. Management has taken actions directly related to the generation of product sales during first quarter 2005, showing revenues for $2.0 million on first quarter 2005.

      In June 2005 the Company signed an agreement with subscribers to convert their loan of $1,552,915 into the Company's Common Shares.

      The Company anticipates that all working capital requirements for 2005 will be satisfied from its operations and, in addition working capital resources are anticipated to be obtained from the sales of securities through private placements. An additional $1.2 million of funding will become immediately available to us at the time of the effectiveness of this registration statement.

      Caerus, Inc. and its subsidiaries were acquired on June 1, 2005. Their revenue exceeded $14 million in 2004 and is projected to exceed $24 million in 2005. Caerus, Inc. and its subsidiaries continue to install new call termination capabilities. The Company will be increasingly positioned as the year progresses to satisfy existing revenue demands as well as pursue new revenue opportunities. In addition, Volo plans to add a new sales channel (independent sales representatives and agents) in the 4th quarter of 2005 to tap additional markets. As revenue increases, the Company also expects to be in a position to negotiate more favorable terms with its telecommunications vendors, thereby improving gross margin.

Payments Due by Period

      The following table illustrates our outstanding debts and the terms of that debt as of December 31, 2004:

       Contractual Obligations              Total         Less than 1 Year
--------------------------------------------------------------------------

Long-Term Debt                            $     0.00         $     0.00
Notes Payable to shareholder              $1,209,334         $1,209,334
Operating Leases                          $   35,572         $   35,572
Purchase Obligations                      $     0.00         $     0.00
                                          -----------------------------
Total                                     $1,244,906         $1,244,906
                                          =============================

Recent Developments

      We have recently made a number of announcements regarding key business development milestones that should start to materially contribute to our revenues and profitability improvement during the last two quarters of 2005.

      t 0 0 On June 1, 2005 VoIP, Inc. completed the acquisition of Caerus and began the process of merging operations. As part of the agreement, VoIP, Inc. has acquired 100 percent of the business of Caerus, Inc. and its wholly owned subsidiaries Volo Communications, Inc., Caerus Networks, Inc., and Caerus Billing, Inc. in exchange for 16.9 million common shares of VoIP Inc. The Company will continue to operate Caerus, Inc. and its subsidiaries under their existing names. Proforma statements relating to the acquisition of Caerus, Inc. are included in section F.

      The VoiceOne Network Operations Center (NOC) which is part of Caerus, Inc., is a fully manned 24 x 7 operation and is the heartbeat of Volo Communications. The NOC is where the company monitors all aspects of the technical environment, from its nationwide OC-12 backbone to network routers, SIP proxies and numerous routing gateways, soft switches and other aspects of its VOIP infrastructure. Fully redundant technologies are deployed in a scalable network environment that enables the company to compete effectively and efficiently in the ever-evolving and demanding IP telecommunications marketplace. The VoiceOne network incorporates an advanced MPLS (Multi-Protocol Label Switching) architecture which is designed and operated to offer world-class services to carriers and service providers. VoiceOne features direct interconnection facilities with multiple LECs (Local Exchange Carriers), CLECs, IXCs, service providers, cable operators, wireless carriers and resellers.

      On May 04, 2005, VoIP Inc. subsidiary VoIP Solutions Inc. signed a Virtual Service Provider (VSP) Agreement with Telebit Telecomunicacoes e Participacoes Ltda, an affiliate of America Latina Telecomunicacoes Avancadas S/A.

      The Company's Enhanced Services Platform will permit Telebit to offer customers rate plans and services in the local currency and language. Telebit will have a local gateway connected to VoIP Solutions' U.S. network hub permitting interconnection with local carriers for local telephone numbers and access to wholesale international termination. Rates and calling plans will be established to meet the local market demand and competition. VoIP Solutions own Customer Premise Equipment, the MTA V102; a 2 line analog telephone adaptor is being supplied for the services.

      On May 02, 2005, VoIP, Inc. signed six (6) new Virtual Service Provider
(VSP) Agreements with ISP and Telco companies through its wholly owned subsidiary, VoIP Solutions, Inc. The VSP enhanced services platform is a fully hosted and managed solution with wholesale network services that enable Service Providers to sell their own branded VoIP telephone service and rate plans through a customized web site. The Company's network currently provides telephone numbers from over 35 States and terminates calls to over 220 Countries. VoIP Solutions also manufactures its own Multimedia Terminal Adaptor
(MTA) with integrated router, connecting any analog phone to the network via a broadband Internet connection with secure auto provisioning and QOS. Under each Agreement, VoIP Inc. will supply their MTA exclusively to the Service Providers.

      The new Domestic Service Provider agreements are with; Intercel Limited, Herndon, VA - Internet Telephone Corporation, Pinecrest, FL - MachMedia Inc., Portland, OR - TouchFON International, American Fork, UT - Advanced Communication Solutions, Pineville, WV - TeleCable Services, LLC, Milwaukee, WI.

      On April 28, 2005, VoIP Inc. subsidiary VoIP Americas became the first carrier to successfully complete IP Voice Trunking interoperability and compliance testing with Avaya (NYSE: AV), Communication Manager. The official compliance testing was conducted under Avaya's stringent Developer Connection Program in Avaya's New Jersey Research and Development facility.

      The award winning Nativevoip(TM) offering allows enterprises with new and existing VoIP-enabled PBX's to connect to the Public Switched Telephone Network
(PSTN) utilizing their existing Internet connections. VoIP Americas assures "Quality of Service" across The Internet by providing the industry's first VoIP Service Level Agreement - voipsla(TM). This service will allow enterprises to fully leverage their VoIP investments and realize toll and access savings of between 40% and 60% while enjoying enhanced services such as on-line call details and immediate provisioning of network services.

                                   MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

      The following table contains information concerning the Company's executive officers and directors.

    Name              Age  Position with Company                   Start Date
                                                                   with Company
    Steven Ivester    41   Chairman, Chief Executive Officer,      March 2004
                           Secretary and Sole Director
    Clive Raines      46   President of International Operations   March 2004
    Osvaldo Pitters   46   Chief Financial Officer                 May 2004
    Bill Burbank      47   Chief Operating Officer                 December 2004
    Shawn Lewis       38   Chief Technology Officer                May 2005

Steven Ivester - Chairman & Chief Executive Officer:
----------------------------------------------------
Mr. Ivester has been a successful technology inventor and entrepreneur since 1982. In 1985 he established a chain of automotive service centers, All State Auto Centers (Founder & President) and sold the business in 1991. He subsequently established, expanded and sold a chain of computer stores known as 21st Century Computers. In 1997, Mr. Ivester became President and CEO of Navigator, PC, which invented a series of rugged waterproof military grade navigational computer and display systems. From 2001 to 2004, he consulted for Voice over IP companies and was responsible for the specification and development of IP desktop telephone devices, Multimedia Terminal Adaptors, and portable WiFi phones in addition to sourcing, negotiation and quality assurance. In early 2004, Mr. Ivester founded VoIP, Inc.

Osvaldo Pitters - Chief Financial Officer:
------------------------------------------
Osvaldo has a successful track record and progressive working experience managing finance, administration, accounting and auditing functions in the US, England, UK and Latin America. Osvaldo worked 10 years with PriceWaterhouseCoopers in the Audit Department in Latin America and in England, UK. Osvaldo also worked 7 years with Pepsi Cola International in the Finance Area in several countries within Latin American Region. He also worked for two years as Deputy General Manager of Banco Republica in Lima, Peru. Before joining VoIP Inc, from January 2003 to April 2004, Osvaldo was the Controller of the Cima Telecom Group in Miami, Florida. Osvaldo is a 1983 graduate of the Santiago University, Chile and a 1985 post graduate of the Cambridge University, UK.

Bill Burbank - Chief Operating Officer:
---------------------------------------
Bill Burbank brings over 25 years of success in Business Development and Operations to the company. Bill has extensive experience in working with both private and public emerging technology development companies. He was co-founder of Incite Global Services, a consulting firm specializing in Business Development, Operations and Crisis Management for emerging companies in the high tech communications sector. Prior to IGS, he was the Senior Vice President of Sales and Chief Marketing Officer for Intraco Systems, Inc., a provider of virtual office solutions and applied speech recognition applications. Bill was co-founder and President of Foresight Technology. At Foresight, he played an instrumental role in fostering Foresight's leadership in computer telephone integration (CTI) and customer premise-based speech recognition products. Prior to Foresight, Burbank served as Vice President of Worldwide Sales and Marketing for Registry Magic Inc., where he led the sales of the company's speech recognition call routing system. As Vice President of Sales for The Automatic Answer Inc., a voice and unified messaging software company, he drove sales to achieve growth that earned the company the distinction of being named one of Inc. Magazine's 500 fastest growing private companies for three consecutive years.

Shawn M. Lewis - Chief Technology Officer
-----------------------------------------
Shawn M. Lewis oversees all Technological and Engineering activities of VoIP, Inc. Prior to accepting the CTO position, Mr. Lewis was President and CEO of Caerus, Inc. and its three subsidiaries, Volo Communications, Caerus Networks, Inc., and Caerus Billing & Mediation, Inc. Shawn Lewis wrote the patent for the first Softswitch and SS7 Media Gateway for XCOM Technologies, Inc., a CLEC he co-founded at the time of the Telecommunications Act in 1996 and directed before its acquisition by Level 3 in 1998. Level 3 proceeded to make these patents public, which created the packet communications industry. His next venture, set-top box vendor, River Delta, sold to Motorola. His third successful venture, Caerus, Inc. empowers carriers and service providers to begin selling advanced services and realizing revenues and profits immediately. The market has enthusiastically responded to Caerus' approach and service offerings.

Clive Raines - President International Operations
-------------------------------------------------
Clive is a VoIP industry pioneer holding senior management positions with several United States based VoIP start ups prior to co-founding VoIP Inc. Born in England and a resident of New Zealand, his professional qualifications are complemented by extensive international marketing and business development experience in the Telco, computer and wireless industries. His experience has assisted the Company in the development of unique market driven products, solutions and services. Clive's industry experience commenced when he established the first private telephone, PBX and Interconnect businesses to compete with the incumbent PTT when New Zealand deregulated in 1987. After selling these businesses in 1993, Clive progressed to the Computer Telephony Integration and Call Center industries as they emerged and later became involved with Internet related businesses as the first VoIP calls were being made. In 1997 he relocated to Sydney, Australia to help found the first Internet start up to be listed on the Australian stock exchange. He was later recruited by a VoIP equipment vendor based in California to develop business and marketing plans for a new VoIP Telco. During this period he traveled to Sarajevo to establish satellite based payphones for multinational troops to be able to call home and developed other value added services for global markets. During the period 1998
- 2002 Clive developed marketing plans and an international business model for USA Talks, the first company to offer VoIP based unlimited calling with the United States for a flat monthly charge. He relocated to London and served from 1998 to 2002 as European CEO and opened a UK office offering the same services to UK consumers. He has also traveled extensively establishing wholesale carrier services with direct routes to developing countries in Africa, the Middle East and Asia utilizing VoIP. In 2003, Clive was instrumental in launching voiceglo, a VoIP Telco service providing home line replacement services based on the newly available SIP technology.

Executive Compensation

      Summary Compensation Table. The following table sets forth the compensation earned by the Company's Chief Executive Officer for the year ended December 31, 2004 in salary and bonus for services rendered in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002:

                                                      Annual Compensation                    Long-Term Compensation
                                                      -------------------                    ----------------------
                                                                                           Securities
                                                                                           Underlying
                                                                          Other Annual     Options or       All Other
Name/Principal Position       Year          Salary           Bonus        Compensation      Warrants       Compensation
    Steven Ivester, CEO         2004      $ 125,000           $ 0             $ 0               0               0
                                2003          0                0               0                0               0
                                2002          0                0               0                0               0

                                                    Number of Securities Underlying     Value of Unexercised In-the-
                                                     Unexercised Options at Fiscal        Money Options at Fiscal
                                                                Year End                          Year End
                                                                --------                          --------
                        Number of
                         Shares
                       Acquired or     Realized
       Name             Exercised        Value      Exercisable      Unexercisable      Exercisable    Unexercisable
       ----             ---------        -----      -----------      -------------      -----------    -------------
None

                                                                          Estimated Future Payments under
                                                                            Non-Stock Price-Based Plans
                                            Performance or
                          Number of       Other Period Until
                      Shares, Under or      Maturation or         Threshold           Target             Maximum
        Name           Other Rights #           Payout            ($ or #)           ($ or #)           ($ or #)
        ----           --------------           ------            --------           --------           --------
None

Stock Option Plan

      The Company's Stock Option Plan (the "2004 Option Plan") provides for the grant to eligible employees and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

      The Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

Certain Relationships and Related Transactions

      The Company was organized by Kevin Halter and members of his family in 1998, when they purchased 1,000,000 shares at its par value. Then in March 2004, the Company sold 12,500,000 shares of stock to Steven Ivester for par value ($12,500), plus his agreement to contribute two operating companies. Such companies were contributed in May 2004, effective April 15, 2004.

      As of December 31, 2003, the Company had amounts due to affiliated entities and/or shareholders and/or officers of approximately $151,000. These advances were unsecured, due upon demand and are non-interest bearing. Subsequently, in April 2004, the Company issued 339,242 shares of common stock to satisfy the balance due at December 31, 2003.

Promoters

      On February 27, 2004, the Company issued and sold 12,500,000 shares of common stock to Steven Ivester in exchange for cash of $12,500 and his agreement to contribute the intellectual property rights and related assets of two start-up companies formed to engage in the telecommunications industry. The shares issued represented approximately 88% of the shares outstanding after the exchange, as a result of which Mr. Ivester became the controlling shareholder of the Company.

      On May 25, 2004 (but effective for all purposes as of April 15, 2004), the Company completed the acquisition of two Florida-based subsidiaries, eGlobalphone, Inc. and VoIP Solutions, Inc., both Florida Corporations.

      On August 4, 2004, the Company issued warrants to purchase 2,200,000 shares of common stock for an exercise price of $1.00 per share to each of John Todd and Clive Raines. Mr. Todd's warrants were exchanged for 750,000 shares in a net cashless exercise in February 2005.

      Messrs. Ivester, Todd and Raines may be considered to be "promoters" of the Company.

                            DESCRIPTION OF SECURITIES

General

      The following summary is qualified in its entirety by reference to the Company's Articles of Incorporation and its By-Laws. The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share.

Common Stock

      As of June 30, 2005, 47,166,380 common shares of the Company's common stock are held of record by approximately 326 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's shareholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have the cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

      Holders of common stock are entitled to receive ratably such dividends, if any as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefore. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

Transfer Agent

      The Company's transfer agent is Securities Transfer Corporation, Frisco, Texas.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of August 9, 2005, before this offering and as adjusted to reflect the sale of 15,372,245 shares in this offering, by all officers and directors and by all those known by us to be beneficial owners of more than 5% of our Common Stock.

      Unless otherwise specified, the business address of the shareholder is our address as set forth in this memorandum. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means sole or shared power to vote or direct the voting or to dispose or direct the disposition of any Common Stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                              Beneficial
                                                                              Ownership
                                            Beneficial Ownership(1)             After
                                                Before Offering                Offering
                                                ---------------                --------
Beneficial Owner                            Shares         Percentage          Shares
----------------                            ------         ----------          ------
Steven Ivester.........................   9,975,000            20.9%         9,975,000
Clive Raines...........................   2,200,000(1)          4.0%         2,200,000
Shawn Lewis............................   5,346,231            11.2%         5,346,231
All officers and directors as a group    17,321,231            36.4%        17,321,231
(5 persons)............................

------------

(1)   Represents warrants to purchase common shares at $1.00 per share.

                                  LEGAL MATTERS

      Legal matters in connection with the common stock being offered hereby will be passed upon for the Company and selling shareholders or by Andrews Kurth LLP, Dallas, Texas.

                                     EXPERTS

      Our financial statements as of December 31, 2004, in this Prospectus, have been audited by the firm of Berkovits, Lago & Company, LLP , independent registered certified public accountants, as set forth in their report herein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing. Our financial statements as of December 31, 2003, in this Prospectus have been audited by the firm of Tschopp, Whitcomb & Orr, P.A., independent registered certified public accountants, as set forth in their report herein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all information set forth in the registration statement and the exhibits. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are materially complete, but in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office 100 F Street, NW, Washington, D. C. 20549.

      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D. C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. Our Registration Statement on Form SB-2, as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (http://www sec.gov) that contains such information regarding the Company.

      We intend to furnish our shareholders with annual reports containing audited financial statements and such other reports as we deem appropriate or as may be required by law.

      Requests for information may be directed to Steven Ivester, CEO, c/o the Company at 12330 S.W. 53rd Street, Suite 712, Fort Lauderdale, Florida 33330, telephone (954) 434-2000.

                          INDEX TO FINANCIAL STATEMENTS

VoIP, Inc. Financial Statements                                                         Page
-------------------------------                                                         ----
Reports of Independent Certified Public Accountants                                     F-1-2
Consolidated Balance Sheets December 31, 2004 and 2003                                  F-4
Consolidated Statements of Operations for Years Ended December 31, 2004 and 2003        F-5
Consolidated Statement of Changes in Shareholders Equity for years Ended
     December 31, 2004 and 2003                                                         F-6
Consolidated Statements of Cash Flow for Years Ended December 31, 2004 and 2003         F-7
Notes to Consolidated Financial Statements for Year Ended December 31, 2004             F-8
Consolidated Balance Sheet for March 31, 2005                                           F-16
Consolidated Statements of Operations for Three Months Ended
   March 31, 2005 and 2004                                                              F-17
Consolidated Statements of Cash Flows for Three Months Ended
    March 31, 2005 and 2004                                                             F-18
Notes to Financial Statements for Three Months Ended
    March 31, 2005 and 2004                                                             F-19

Proformas                                                                               Page
---------                                                                               ----
Proforma Condensed Combined Balance Sheet March 31, 2005 - Unaudited                    F-24
Proforma Condensed Combined Statement of Operations for Three Months
   Ended March 31, 2005  - Unaudited                                                    F-25
Proforma Condensed Combined Statement of Operations for Year
   Ended December 31, 2004  - Unaudited                                                 F-26
Proforma Condensed Combined Statement of Operations for Three Months
   Ended March 31, 2004  - Unaudited                                                    F-27

Caerus, Inc. Financial Statements                                                       Page
---------------------------------                                                       ----
Report of Independent Certified Public Accountants                                      F-30
Consolidated Balance Sheets December 31, 2004 and 2003                                  F-31
Consolidated Statements of Operations for Years Ended December 31, 2004 and
   The Period May 15, 2002 Through December 31, 2003                                    F-32
Consolidated Statement of Changes in Shareholders Equity for years Ended
     December 31, 2004 and The Period May 15, 2002 Through December 31, 2003            F-33
Consolidated Statements of Cash Flow for Years Ended December 31, 2004 and
    The Period May 15, 2002 Through December 31, 2003                                   F-34
Notes to Consolidated Financial Statements for Year Ended December 31, 2004 and
   The Period May 15, 2002 Through December 31, 2003                                    F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------

Board of Directors
VoIP, Inc. and Subsidiaries
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of VoIP, Inc. and Subsidiaries ("the Company") as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of VoIP, Inc. and its subsidiaries, as of December 31, 2004, and the results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Berkovits, Lago & Company, LLP

Fort Lauderdale, Florida
March 16, 2005

                          TSCHOPP, WHITCOMB & ORR, P.A.
                     2600 Maitland Center Parkway, Suite 330
                               Maitland, FL 32751

               Report of Independent Certified Public Accountants
               --------------------------------------------------

Board of Directors and Stockholder
Millennia Tea Masters, Inc.

We have audited the accompanying balance sheets of Millennia Tea Masters, Inc. as of December 31, 2003 and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Millennia Tea Masters, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced limited sales and incurred cumulative operating losses since its inception through December 31, 2003. The Company has been dependent upon the proceeds from the sales of common stock and advances from related parties to provide working capital. This situation raises a substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tschopp, Whitcomb & Orr, P.A.

January 30, 2004
Maitland, Florida

                                    VoIP Inc.
                           Consolidated Balance Sheets
                           December 31, 2004 and 2003

                                                          Dec. 31, 2004   Dec. 31, 2003
                                                          -------------   -------------
      ASSETS

Current Assets:
      Cash and cash equivalents                           $  1,141,205    $         --
      Accounts receivable, net of allowance of $136,795        818,071              --
      Due from related parties                                 245,402              --
      Inventory                                                187,451              --
      Assets from discontinued operations                      412,419         259,459
      Other current assets                                      43,702              --
                                                          ------------    ------------
Total Current Assets                                         2,848,250         259,459
                                                          ------------    ------------

Property and equipment, net                                    419,868              --
Intangibles                                                  6,923,854              --
Other assets                                                    23,580              --
                                                          ------------    ------------

TOTAL ASSETS                                              $ 10,215,552    $    259,459
                                                          ============    ============


      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
      Accounts payable and accrued expenses               $  1,224,974    $         --
      Bank loans and note payable                              760,000              --
      Liabilities from discontinued operations                      --         151,167
      Other current liabilities                                123,140              --
                                                          ------------    ------------
Total Liabilities                                            2,108,114         151,167
                                                          ------------    ------------

Shareholders' equity:
Common stock - $0.001 par value
      100,000,000 shares authorized
      24,258,982 and 1,730,939 issued
      and outstanding, respectively                             24,259           1,731
Additional paid-in capital                                  12,722,565         731,208
Accumulated deficit                                         (4,639,386)       (624,647)
                                                          ------------    ------------
Total shareholders' equity                                   8,107,438         108,292
                                                          ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $ 10,215,552    $    259,459
                                                          ============    ============


The accompanying notes are an integral part of these financial statements.

                                    VoIP Inc.
                      Consolidated Statements of Operations
                 For the Years Ended December 31, 2004 and 2003

                                                          Year ended      Year ended
                                                          December 31,    December 31,
                                                              2004            2003
                                                          ------------    ------------
Revenues                                                  $  2,619,393    $         --

Cost of Sales                                                1,870,269              --
                                                          ------------    ------------

Gross Profit                                                   749,124              --

Operating expenses
     Compensation and related expenses                       2,721,296              --
     General and administrative expenses                     2,187,878              --
                                                          ------------    ------------

Loss from operations                                        (4,160,050)             --

Provision for income taxes                                          --              --

Net loss before discontinued operations                     (4,160,050)             --

Income (Loss) from discontinued operations                     145,311        (352,968)
                                                          ------------    ------------

Net Loss                                                    (4,014,739)       (352,968)
                                                          ============    ============

Basic and diluted loss per share:

Loss before discontinued operations                       $      (0.28)   $         --

Income from discontinued operations net of income taxes   $       0.01    $      (0.20)
                                                          ------------    ------------

Total                                                     $      (0.27)   $      (0.20)
                                                          ============    ============

Weighted average number of shares outstanding               14,597,312       1,730,939
                                                          ============    ============

The accompanying notes are an integral part of these financial statements.

                                   VoIP, Inc.
           Consolidated Statements of Changes in Shareholders' Equity
                     Years Ended December 31, 2004 and 2003

                                                                                  Additional
                                                      Common Stock  Common Stock     Paid-      Accumulated
                                                        Shares         Amount     in Capital      Deficit         Total
                                                      -----------   -----------   -----------   -----------    -----------
Balance as of December 31, 2002                         1,730,939   $     1,731   $   731,208   $  (271,679)   $   461,260

Loss for the for the year                                      --            --            --      (352,968)      (352,968)

                                                      -----------   -----------   -----------   -----------    -----------
Balance as of December 31, 2003                         1,730,939         1,731       731,208      (624,647)       108,292
                                                      -----------   -----------   -----------   -----------    -----------

Common stock issued                                    12,500,000        12,500            --            --         12,500

Common Stock issued for services received                 568,235           568       342,432            --        343,000

Common stock issued to investors for cash received      5,520,566         5,521     3,610,598            --      3,616,119

Common stock issued for services                          339,242           339       150,827            --        151,166

Common Stock issued for acquisition of DTNet Tech       2,500,000         2,500     4,747,500            --      4,750,000

Common Stock issued for acquisition of VoipAmericas     1,000,000         1,000     1,099,000            --      1,100,000

Warrants issued to two company officers                        --            --     1,936,000            --      1,936,000

Warrants issued for intellectual property                 100,000           100       105,000            --        105,100

Loss for the year                                              --            --            --    (4,014,739)    (4,014,739)
                                                      -----------   -----------   -----------   -----------    -----------

Balance December 31, 2004                              24,258,982   $    24,259   $12,722,565   $(4,639,386)   $ 8,107,438
                                                      ===========   ===========   ===========   ===========    ===========

The accompanying notes are an integral part of these financial statements.

                                    VoIP Inc.
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2004 and 2003

                                                                            Year ended     Year ended
                                                                            December 31,   December 31,
                                                                               2004           2003
                                                                            -----------    -----------
Cash flows from operating activities:
Continuing operations:
Net loss                                                                    $(4,160,050)   $        --
Adjustments to reconcile net loss to net
     cash used in operating activities                                               --             --
     Depreciation                                                                82,832             --
     Provision for bad debt                                                     136,795             --
     Common shares issued for services                                          494,166             --
     Warrants issued to employees                                             1,936,000             --
     Shares issued for intellectual property                                    105,000             --
Changes in operating assets and liabilities net of assets and liabilities acquired:
     Accounts receivable                                                       (555,007)            --
     Due from related parties                                                  (245,402)            --
     Inventory                                                                  144,913             --
     Other current assets                                                         8,531             --
     Accounts payable                                                          (296,305)            --
     Other current liabilities                                                 (315,587)            --
                                                                            -----------    -----------
Net cash used in continuing operating activities                             (2,664,114)            --
                                                                            -----------    -----------

Discontinued operations:
     Income (loss) from discontinued operations                                 145,311       (352,968)
     Changes in assets, liabilities, and net results                           (408,000)       274,262
                                                                            -----------    -----------
     Net cash used in discontinued operating activities                        (262,689)       (78,706)

                                                                            -----------    -----------
     Net used in operating activities                                        (2,926,803)       (78,706)
                                                                            -----------    -----------

Cash flows from investing activities Continuing operations:
     Cash from acquisitions                                                     104,872             --
     Purchase of property and equipment                                        (157,881)            --
     Cash for intellectual property                                             (50,000)            --
     Purchase of other assets                                                   (21,100)            --
                                                                            -----------    -----------
Net cash used in continuing investing activities                               (124,109)            --
                                                                            -----------    -----------
Discontinued operations:
     Cash from affiliates                                                            --         82,196
                                                                            -----------    -----------
Net cash provided by discontinued investing activities                               --         82,196
                                                                            -----------    -----------
Net cash provided by (used in) investing activities                            (124,109)        82,196
                                                                            -----------    -----------

Cash flows from financing activities:
     Proceeds from issuance of notes payable                                    560,000             --
     Proceeds from sales of common stock                                      3,628,618             --
                                                                            -----------    -----------
Net cash provided by investing activities                                     4,188,618             --

Net increase in cash                                                          1,137,706          3,490

Cash at beginning of year                                                         3,499              9
                                                                            -----------    -----------

Cash at end of year                                                         $ 1,141,205    $     3,499
                                                                            ===========    ===========

Non-cash investing and financing activities:
     Common stock issued for services                                       $   494,166    $        --
                                                                            ===========    ===========
     Warrants issued to employees                                           $ 1,936,000    $        --
                                                                            ===========    ===========
     Shares issued for intellectual property                                $   105,000    $        --
                                                                            ===========    ===========

The accompanying notes are an integral part of these financial statements.

                                   VoIP, Inc.

                          Notes to Financial Statements

Note A - Organization and Description of Business

The Company was incorporated on August 3, 1998 under its original name of Millennia Tea Masters, Inc. under the laws of the State of Texas.

The Company began operations in October 1998 with its initial order of imported teas from Sri Lanka.

On February 27, 2004 the Company entered into a stock purchase agreement that provided for the sale of 12,500,000 shares of its common stock in exchange for $12,500 and a commitment by the purchaser to contribute the assets of two start-up companies in the telecommunications business, eGlobalphone, Inc. and VOIP Solutions, Inc. into the Company.

On April 13, 2004 the Company changed its name to VoIP, Inc. and began to develop and manufacture innovative IP telephony customer premise equipment, provide premium voice over the internet subscriber based telephony services and state of the art long range WiFi technology solutions, for residential and enterprise customers, including multimedia applications.

During December 2004 the Company decided to exit the tea import business in order to focus its efforts and resources in the "Voice over Internet Protocol"
(VoIP) telecommunications industry. In connection with the decision the Company sold its imported tea inventory and began to wind down its tea import operations. The assets, liabilities, and results of operations of the imported tea business have been classified as discontinued operations on the accompanying consolidated financial statements.

The Company offers quality Voice over IP (VoIP) based solutions offering residential and business customers more user friendly and affordable ways to communicate. VoIP, Inc. also manufactures products and provides services to Internet Service Providers, Telecommunication Service Providers and Cable Operators in strategic countries around the world. VoIP, Inc., through its subsidiaries, provides a comprehensive portfolio of IP multimedia-based solutions ranging from subscriber based voice services, to SIP based infrastructure design and deployment, to broadband customer premise equipment design and implementation services, as well as engineering design, manufacturing and distribution of wireless broadband technology.

The Company's operations consist of one segment.

Note B - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, eGlobalphone, Inc., VoIP Solutions, Inc., DTNet Technologies, Inc., and VoIP Americas, Inc. from their respective dates of acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers all cash on hand, in banks, including amounts in book overdraft positions, certificates of deposit and other highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts using the reserve method based on its assessment of the current status of the individual receivables and after using reasonable collection efforts. As of December 31, 2004 the balance of the allowance for uncollectible accounts amounted to $136,795. There was no allowance as of December 31, 2003.

Inventory

Inventory consists of finished goods and is valued at the lower of cost or market using the first-in, first-out method.

Advertising expenses

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company and its subsidiaries file consolidated federal and state income tax returns. The Company has adopted Statement of Financial Accounting Standards No. 109 in the accompanying consolidated financial statements. The only temporary differences included therein are attributable to differing methods of reflecting depreciation for financial statement and income tax purposes.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) for the year by the weighted-average number of shares of common stock outstanding. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Revenue Recognition

Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery to customer has occurred, the sales price is fixed and determinable, and collectibility of the related receivable is probable. The recognition of revenues from Internet telephony services are deferred for new subscribers of eGlobalphone and Voipsolutions until it deems that the customer has accepted the service. Subsequent revenues are recognized at the beginning of each customer's month.

Property, plant, and equipment

Property, plant, and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight line method. The useful life of assets ranges from three to five years. The leasehold improvements are amortized over the life of the related lease.

Business combinations

The Company accounts for business combinations in accordance with Statement of Financial Accounting Standard No. 141 Business Combinations ("SFAS No. 141"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing carrying value to the respective fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). This pronouncement also requires that the intangible assets with estimated useful lives be amortized over their respective estimated useful lives.

Impairment of long-lived assets

VoIP, Inc. reviews the recoverability of its long-lived assets, such as plant, equipment and intangibles when events or changes in circumstances occur that indicate that the carrying value of the asset group may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

Recent accounting pronouncements

In November 2004, FASB issued Statement No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." Statement No. 151 requires that abnormal amounts of costs, including idle facility expense, freight, handling costs and spoilage, should be recognized as current period charges. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

In December 2004, FASB issued Statement No. 153, "Exchanges of Nonmonetary Assets - an amendment of Accounting Principles Board ("APB") Opinion No. 29." Statement No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have a commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

In December 2004, FASB issued Statement No. 123R, "Share-Based Payment." Statement No. 123R revises Statement No. 123, supersedes APB Opinion No. 25 and amends Statement No. 95. Statement No. 123R requires the cost of employee services received in exchange for an award of equity instruments be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of this Statement are effective for public entities that do not file as small business issuers as of the beginning of the first interim period or annual reporting period that begins after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

Stock Based Compensation

The Company applies the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") in accounting for its stock options. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value for each option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The fair value of all vested options granted has been charged to salaries, wages, and benefits in accordance with SFAS No. 123.

Note C - Property and Equipment, net

As of December 31, 2004 property and equipment consists of the following:

Office Equipment                                                      $ 519,810
Furniture & Fixtures                                                     56,748
Vehicles                                                                  4,769
Leasehold Improvements                                                    4,562
                                                                      ---------
Total                                                                   585,889
Less accumulated depreciation                                          (166,021)
                                                                      ---------

   Total                                                              $ 419,868
                                                                      =========

Depreciation expense for 2004 amounted to $82,832. There was no depreciation expense for 2003.

Note D - Intangibles

As of December 31, 2004 intangibles consist of the following:

Goodwill-acquisition of DTNet Technologies, Inc.                      $5,210,553
Goodwill-acquisition of Voipamericas, Inc.                             1,408,301
Intellectual property                                                    305,000
                                                                      ----------

Total                                                                 $6,923,854
                                                                      ==========

The goodwill on the acquisition of DTNet Technologies, Inc. (DTNet) represents the fair market value of DTNet liabilities as of the date of the acquisition plus $4,750,000 which represents the market value of 2,500,000 shares of Company stock issued pursuant to its acquisition.

The goodwill on the acquisition of Voipamericas represents the fair market value of Voipamericas liabilities as of the date of the acquisition plus $1,100,000 which represents the market value of 1,000,000 shares of the Company's stock pursuant to this acquisition.

Intellectual property is carried at cost which is comprised of $50,000 paid in cash in 2004, $150,000 due in the first quarter of 2005, and the value assigned to 100,000 Company common shares and 400,000 warrants issued pursuant to this transaction. The valuation of the shares was $1.05 while the value was $105,000. The value of the warrants was determined using the Black-Scholes model calculated as of October 14, 2004. As these warrants were not "in the money", these warrants have been assigned a value of zero. This model uses the annualized deviation calculation and utilizes industry averages as a comparison for adequate statistical results in the valuation. This is a standard financial model that considers the statistical annual volatility of the market changes in a stock price. (See Note H)

Intellectual property consists of the following:

a) all rights of the Company of Record in the telephone numbers 1(800)TALKTIME, 1(888)TALKTIME, AND 1(877)TALKTIME.COM
b) all rights to the URL's (domain names) 800TALKTIME.COM, 1800TALKTIME.COM, and 1-800-TALKTIME.COM
c) all rights to U.S. Trademark Registration No. 2,209,316 directed to the mark 1-800-TALKTIME and the goodwill associated therewith.

Note E - Accounts Payables and Accrued Expenses

As of December 31, 2004 Accounts Payables and accrued expenses consist of the following:

Account Payables Trade                                                $  988,815
Accrued Expenses                                                         233,711
Other                                                                      2,448
                                                                      ----------

Total                                                                 $1,224,974

Note F - Bank Loans and Note Payable

As of December 31, 2004 bank loans and note payable consists of the following:

  a) Bank Loan:
      Revolving Line of Credit                                          $187,000
      Promissory Note                                                     13,000
                                                                        --------
      Sub-total                                                          200,000

  b) Note Payable 560,000

      Total                                                             $760,000
                                                                        ========

      a) The revolving line of credit with the Bank of Tampa is interest only payable at prime plus 1.0% monthly. The promissory note is payable in monthly installments of approximately $6,200 including interest at a rate of 7.5%. The loans are collateralized by receivables, inventory and equipment. Both balances were fully paid in January 2005.

      b) In December 2004 the Company issued a note payable to a shareholder in the amount of $560,000 at an interest rate of 3.75% with a maturity date of December 2005. As mentioned in Note K on January 6, 2005, the Company issued another note payable amounting to $1,040,000 to the same shareholder under the same terms and conditions as the previous one.

Note G - Acquisitions

On May 25, 2004 (but effective for all purposes as of April 15, 2004), the Company completed the acquisition of two Florida-based entities, (eGlobalphone, Inc. and VoIP Solutions, Inc.). Contribution of these start-up companies was the basis for the original decision to issue a controlling block of shares of common stock to Mr. Ivester. eGlobalphone, Inc. and VoIP Solutions Inc. are both Florida corporations.

In June 2004, the Company acquired DTNet Technologies, Inc. a Florida Corporation. The acquisition was financed through the issuance of 2,500,000 shares of the Company's common stock with a value of $4,750,000 in exchange for all issued and outstanding shares of DTNet common stock.

In September 2004, VoIP Inc. closed the acquisition of VoIP Americas, a Florida corporation. The acquisition was financed through the issuance of 1,000,000 shares of the Company's restricted common stock with the value of $1,100,000 in exchange for all issues and outstanding shares of VoIP Americas.

Note H - Warrants

On August 4th, 2004, the Company issued 4,400,000 warrants to two executives to acquire 2,200,000 Company common shares at $1.00 each. The compensation expenses of $1,936,000, is in the accompanying Consolidated Statement of Operations.

A summary of the Company's warrants as of December, 31 2004 is presented below:

                                                                 2004
                                                        ------------------------
                                                                       Weighted
                                                                       average
                                                                       exercise
                                                        Warrants        price
                                                       ---------      ---------
Warrants outstanding at beginning or year                     --
Granted to two company officers                        4,400,000      $    1.00
Granted to a third party                                 400,000      $    1.75
Expired                                                       --
Exercised                                                     --
                                                       ---------      ---------

Warrants outstanding at end of year                    4,800,000      $    1.06
                                                       ---------      ---------

The value of warrants issued to the Company officers and the value of the 400,000 warrants granted to the third party was estimated using the Black-Scholes option pricing model with the following assumptions; risk free rate 3.35%, no dividend yield, expected life of five years and volatility of 175% and 152%, respectively.

Note I - Commitments

The Company is obligated under non-cancelable operating leases for its office facilities and two apartments used by its employees. Future minimum lease payments under the Company's non-cancelable operating leases as of December 31, 2004 are as follows:

         Year ending Dec 31
         ------------------

         2005                      $ 52,772
         2006                        15,155
                                   --------
                                   $ 67,927

Note J - Related Party Transactions

As of December 31, 2004 the due from related party consists in the following:

         DTNet, Inc. (*)           $134,317
         DTNet International (*)    119,974
         Mozart Communication        21,794
         Com Laser                    5,850
         Due to related parties     (36,533)

                                    -------
                                    $245,402
                                    ========

         * The above entities are related to a shareholder of the Company. These advances are unsecured, due upon demand and are non-interest bearing.

Note K - Income Taxes

The components of the Company's consolidated income tax provision are as follows:

                                                       Year ended December 31,
                                                       2004             2003
                                                    -----------     -----------

Current Benefits                                    $(1,365,000)       (119,000)
Valuation allowance                                   1,365,000         119,000
                                                    -----------     -----------
Total                                                        --              --
                                                    ===========     ===========

                                                       2004             2003
                                                    -----------     -----------
Long-term deferred tax assets arising from
  net operatiing loss carry forward                 $(1,485,000)    $  (119,000)

Valuation allowance                                   1,485,000         119,000
                                                    -----------     -----------
Total                                                        --              --
                                                    ===========     ===========

The reconciliation of income tax provision at statutory rate to the reported income tax expense is as follows:

                                                      Year ended December 31,
                                                       2004             2003
                                                    -----------     -----------
Computed at statutory rate                                  34%             34%
State tax net of federal benefits                            --              --
Valuation allowance                                        (34%)           (34%)
                                                    -----------     -----------
       Total                                                 --             --
                                                    ===========     ===========

At December 31, 2004 and December 31, 2003 deferred tax assets are related solely to the Company's net operating loss carry forward of approximately $4,014,739 and $303,000, respectively, which have been reduced by a valuation allowance. If these carry forwards are not utilized, they will begin to expire in 2018.

Note L - Stockholders' Equity

On February 27, 2004, the Company issued and sold 12,500,000 shares of common stock to Steven Ivester in exchange for cash of $12,500 and his agreement to contribute the intellectual property rights and related assets of two start-up companies formed to engage in the telecommunications industry. The shares issued represented approximately 88% of the shares outstanding after the exchange, as a result of which Mr. Ivester became the controlling shareholder of the Company.

On April 1, 2004, the Company issued 142,902 shares to two accredited investors in satisfaction of accounts payable totaling $71,421.

In May 2004, the Company issued 1,143,250 shares to twenty-two individual accredited investors.

In May 2004, the Company issued 168,235 shares to one individual accredited investor in exchange for services.

On May 10, 2004, the Company issued 67,300 shares to fourteen individual accredited investors at a price of $3.00 per share.

On May 19, 2004, the Company issued 196,340 shares to two accredited investors in satisfaction of accounts payable totaling $79,745.

On June 25, 2004, the Company closed the acquisition of DTNet Technologies, Inc. ("DTNet") a Florida corporation. The acquisition was effective through the issuance of 2,500,000 shares of VoIP, Inc. restricted common stock in exchange for all issued and outstanding shares of DTNet common stock.

In July 2004, the Company issued 668,688 shares to six individual existing accredited investors. Also effective July 2004, registrant issued 41,688 shares to four accredited individual investors.

On August 4, 2004, the Company issued 4,400,000 warrants to two executives to acquire 4,400,000 shares at $1.00 per share. As explained in Note N, subsequent events, in February 2005, 2,200,000 warrants were exchanged for restricted shares.

In August 2004, the Company issued 50,000 shares to one individual accredited investor in satisfaction of accounts payable totaling $50,000.

In August 2004, the Company issued 653,319 shares to forty-six individual accredited investors.

In September 2004, the Company issued 38,461 shares to one accredited investor.

On September 1st, 2004, VoIP Inc. closed the acquisition of VoIP Americas, a Florida corporation. The acquisition took the form of an exchange of 1,000,000 shares of VoIP restricted common stock in exchange for all the issued and outstanding shares of VoIP Americas common stock.

In October 2004, the Company issued 251,831 shares to twelve accredited investors.

In October 2004, the Company issued 100,000 shares to one individual accredited investor.

In November 2004, the Company issued 2,249,500 shares to five accredited investors.

In November 2004, the Company issued 318,500 shares to twelve accredited investors.

n December 2004, the Company issued 79,659 shares to five accredited investors.

In December 2004, the Company issued 400,000 shares to sixteen accredited investors.

Note M - Discontinued Operations

In December 2004, the Company decided to exit the tea business and sold all its tea inventory, therefore, those transactions have been presented as discontinued operations for the year ended December 31, 2004, and 2003.

Assets, liabilities, and results of the discontinued tea operations of the Millennia Tea Master division are as follows:

Assets from the discontinued operation:

                                                          2004          2003
                                                        ---------     ---------
Cash                                                    $   4,419     $   3,499
Notes receivable from purchaser of tea
(non-interest bearing due in four equal
installments through December 31, 2005)                   408,000            --

Tea inventory at net realizable value                          --       251,534

Other assets                                                   --         4,425
                                                          --------      --------

Total                                                   $ 412,419     $ 259,458
                                                        =========     =========


                                                          2004          2003
                                                        ---------     ---------
Liabilities from discontinued operations:

Due to related parties                                         --       151,167
                                                        ---------     ---------

Total                                                   $      --     $ 151,167
                                                        =========     =========

Results from discontinued operations:
                                                          2004          2003
                                                        ---------     ---------

Revenues                                                $ 408,613     $   8,678

Cost of sales                                             263,302        11,213
                                                        ---------     ---------

Gross profit                                              145,311        (2,535)

Other expenses                                                 --       350,423
                                                        ---------     ---------

Income (loss) from discontinued operations              $ 145,311     $(352,958)
                                                        =========     =========

Note N - Subsequent Events

On January 6, 2005, the Company issued a Note Payable to its controlling shareholder in the amount of $1,040,000 at an interest rate of 3.75%, maturing in December 2005.

On January 26, 2005, the Company filed a Form S-8 registration statement in connection with the Company's Stock Option Plan. The plan provides for the grant to eligible employees and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

On February 14, 2005, an officer exercised a Stock Purchase Warrant to purchase 2,200,000 shares of VoIP, Inc. common stock by surrendering such Warrant, and, based upon an agreement with the Company, receiving in return 750,000 shares of restricted common stock in a net exercise.

On February 23, 2005, VoIP, Inc. and its subsidiary eGlobalPhone, Inc. executed an Asset Purchase Agreement for the purchase of certain intellectual property rights associated with the trade names TALKTIME and TALKTIME.COM. In exchange for the rights, the Registrant issued 100,000 shares of restricted common stock, warrants to purchase 400,000 shares at $1.70 per share, and agreed to pay $200,000 cash. Negotiations started during the last quarter of 2004, therefore all the cash, shares issued, and commitments were recorded in that period.

                                    VoIP Inc.
                           Consolidated Balance Sheet
                                 March 31, 2005

                                                                    (Unaudited)
                                                                   Mar. 31, 2005
                                                                   ------------
      ASSETS

Current Assets:
      Cash and cash equivalents                                    $    925,534
      Accounts receivable, net of allowance of $98,197
      and $136,795, respectively                                      1,234,173
      Due from related parties                                          245,402
      Inventory                                                         965,181
      Assets from discontinued operations                               392,000
      Other current assets                                              232,168
                                                                   ------------
Total Current Assets                                                  3,994,458

Property and equipment, net                                             421,240
Intangibles                                                           6,923,854
Other assets                                                             80,816
                                                                   ------------

TOTAL ASSETS                                                       $ 11,420,368
                                                                   ============


      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
      Accounts payable and accrued expenses                        $  1,491,035
      Notes payable                                                   1,209,334
      Other current liabilities                                          65,196
                                                                   ------------
Total current liabilities                                             2,765,565
                                                                   ------------

Shareholders' equity:
      Common stock - $0.001 par value
        100,000,000 shares authorized
        26,378,132 and 24,258,982 issued
        and outstanding, respectively                                    26,379
      Additional paid-in capital                                     14,775,107
      Accumulated deficit                                            (6,146,683)
                                                                   ------------
Total shareholders' equity                                            8,654,803
                                                                   ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 11,420,368
                                                                   ============

The accompanying notes are an integral part of these consolidated financial statements.

                                    VoIP Inc.
                      Consolidated Statements of Operations
                 For Three Months Ended March 31, 2005 and 2004

                                                (Unaudited)       (Unaudited)
                                                Three Months      Three Months
                                               Ended March 31,   Ended March 31,
                                                    2005              2004
                                                ------------      ------------
Revenues                                        $  2,007,147      $         --

Cost of Sales                                      1,800,935                --
                                                ------------      ------------

Gross Profit                                         206,212                --

Operating expenses
       Compensation and related expenses             815,370                --
       General and administrative expenses           898,139            22,324
                                                ------------      ------------

Loss from operations                              (1,507,297)          (22,324)

Provision for income taxes                                --                --
                                                ------------      ------------

Net loss                                        $ (1,507,297)     $    (22,324)
                                                ============      ============

Basic and diluted loss per share:               $      (0.06)     $      (0.01)

Weighted average number of shares outstanding     25,705,857         1,730,939
                                                ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

                                    VoIP Inc.
                      Consolidated Statements of Cash Flows
                   Three Months ended March 31, 2005 and 2004

                                                            (Unaudited)         (Unaudited)
                                                            Three Months        Three Months
                                                           Ended March 31,     Ended March 31,
                                                                2005                2004
                                                             -----------         -----------
Cash flows from operating activities
Net loss                                                     $(1,507,297)        $   (22,324)
Adjustments to reconcile net loss to net
cash used in operating activities
              Depreciation                                        47,980                  --
              Common shares issued for services                   28,325                  --
              Stock option plan                                  108,713                  --
              Common shares exchanged for warrants               239,500                  --

              Changes in operating assets and liabilities:
net of assets and liabilities acquired:
                Accounts receivable                             (416,102)                 --
                Assets from discontinued operations               20,419                  --
                Inventory                                       (777,730)               (233)
                Other current assets                            (188,466)             (3,750)
                Accounts payable                                 266,061              10,308
                Other current liabilities                        (57,944)                 --
                                                             -----------         -----------
Net cash used in operating activities                         (2,236,541)            (15,999)
                                                             -----------         -----------

Cash flows from investing activities
              Purchase of property and equipment                 (49,352)                 --
              Purchase of other assets                           (57,236)                 --
                                                             -----------         -----------
Net cash used in investing activities                           (106,588)                 --
                                                             -----------         -----------

Cash flows from financing activities
              Proceeds from issuance of notes payable          1,040,000                  --
              Payments on notes payables                        (590,667)                 --
              Proceeds from sales of common stock              1,678,125              12,500
                                                             -----------         -----------
              Net cash provided by financing activities        2,127,458              12,500

Change in cash and cash equivalents                             (215,671)             (3,499)

Cash and cash equivalents at beginning of period               1,141,205               3,499
                                                             -----------         -----------

Cash and cash equivalents at end of period                   $   925,534         $        --
                                                             ===========         ===========

Supplemental disclosure of cash flow information:
              Cash paid during the period for interest       $    13,088         $        --
                                                             ===========         ===========

The accompanying notes are an integral part of these consolidated financial statements.

                                   VoIP, Inc.

                          Notes to Financial Statements

Note A - Organization and Description of Business

The Company was incorporated on August 3, 1998 under its original name of Millennia Tea Masters, Inc. under the laws of the State of Texas.

On February 27, 2004 the Company entered into a stock purchase agreement that provided for the sale of 12,500,000 shares of its common stock in exchange for $12,500 and a commitment by the purchaser to contribute the assets of two start-up companies in the telecommunications business, eGlobalphone, Inc. and VOIP Solutions, Inc.

On April 13, 2004 the Company changed its name to VoIP, Inc. and began to develop and manufacture innovative IP telephony customer premise equipment, provide premium voice over the internet subscriber based telephony services and state of the art long range WiFi technology solutions, for residential and enterprise customers, including multimedia applications.

During December 2004 the Company decided to exit the tea import business in order to focus its efforts and resources in the "Voice over Internet Protocol"
(VoIP) telecommunications industry. In connection with the decision, the Company sold its imported tea inventory and began to wind down its tea import operations. The assets, liabilities, and results of operations of the imported tea business have been classified as discontinued operations on the accompanying consolidated financial statements.

The Company offers quality Voice over IP (VoIP) based solutions offering residential and business customers more user friendly and affordable ways to communicate. VoIP, Inc. also manufactures products and provides services to Internet Service Providers, Telecommunication Service Providers and Cable Operators in strategic countries around the world. VoIP, Inc., through its subsidiaries, provides a comprehensive portfolio of IP multimedia-based solutions ranging from subscriber based voice services, to SIP based infrastructure design and deployment, to broadband customer premise equipment design and implementation services, as well as engineering design, manufacturing and distribution of wireless broadband technology.

The Company's operations consist of one segment.

Note B - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, eGlobalphone, Inc., VoIP Solutions, Inc., DTNet Technologies, Inc., and VoIP Americas, Inc. from their respective dates of acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

Unaudited Consolidated Interim Financial Statements
The accompanying consolidated financial statements for the three months ended March 31, 2005 and 2004 are unaudited but, in the opinion of management, include all necessary adjustments (consisting of normal, recurring in nature) for a fair presentation of the financial position, results of operations and cash flow for the interim periods presented. Interim results are not necessarily indicative of results for a full year. Therefore, the results of operations for the three months ended March 31, 2005 are not necessarily indicative of operating results to be expected for a full year.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Cash and cash equivalents
For purposes of reporting cash flows, the Company considers all cash on hand, in banks, including amounts in book overdraft positions, certificates of deposit and other highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

Accounts Receivable
Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts using the reserve method based on its assessment of the current status of the individual receivables and after using reasonable collection efforts. As of March 31, 2005 the balance of the allowance for uncollectible accounts amounted to $98,197. There was an allowance of $136,795 as of December 31, 2004.

Inventory
Inventory consists of finished goods and is valued at the lower of cost or market using the first-in, first-out method.

Advertising expenses
Advertising and marketing expenses are charged to operations as incurred.

Income Taxes
Income taxes - The Company and its subsidiaries file consolidated federal and state income tax returns. The Company has adopted Statement of Financial Accounting Standards No. 109 in the accompanying consolidated financial statements. The only temporary differences included therein are attributable to differing methods of reflecting depreciation for financial statement and income tax purposes.

Earnings (loss) per share
Basic earnings (loss) per share is computed by dividing the net income (loss) for the period by the weighted-average number of shares of common stock outstanding. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method.

Fair Value of Financial Instruments
The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Revenue Recognition
Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery to customer has occurred, the sales price is fixed and determinable, and collectibility of the related receivable is probable. The recognition of revenues from Internet telephony services are deferred for new subscribers of eGlobalphone and VoIP Solutions until it deems that the customer has accepted the service. Subsequent revenues are recognized at the beginning of each customer's month.

Property, plant, and equipment
Property, plant, and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight line method. The useful life of assets ranges from three to five years. The leasehold improvements are amortized over the life of the related lease.

Business combinations
The Company accounts for business combinations in accordance with Statement of Financial Accounting Standard No. 141 Business Combinations ("SFAS No. 141"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing carrying value to the respective fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). This pronouncement also requires that the intangible assets with estimated useful lives be amortized over their respective estimated useful lives.

Impairment of long-lived assets
VoIP, Inc. reviews the recoverability of its long-lived assets, such as plant, equipment and intangibles when events or changes in circumstances occur that indicate that the carrying value of the asset group may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

Note C - Intangibles

As of March 31, 2005 intangibles consist of the following:
Goodwill - acquisition of DTNet Technologies, Inc.                    $5,210,553
Goodwill - acquisition of Voipamericas, Inc.                           1,408,301
Intellectual property                                                    305,000
                                                                      ----------

Total                                                                 $6,923,854
                                                                      ==========

The goodwill on the acquisition of DTNet Technologies, Inc. (DTNet) represents the fair market value of DTNet liabilities as of the date of the acquisition plus $4,750,000 which represents the market value of 2,500,000 shares of Company stock issued pursuant to its acquisition.

The goodwill on the acquisition of Voipamericas represents the fair market value of Voipamericas liabilities as of the date of the acquisition plus $1,100,000 which represents the market value of 1,000,000 shares of the Company's stock pursuant to this acquisition.

Intellectual property is carried at cost which is comprised of $200,000 paid in cash and the value assigned to 100,000 Company common shares and 400,000 warrants issued pursuant to this transaction. The valuation of the shares was $1.05 while the value was $105,000. The value of the warrants was determined using the Black-Scholes model calculated as of October 14, 2004. This model uses the annualized deviation calculation and utilized industry averages as a comparison for adequate statistical results in the valuation. This is a standard financial model that considers the statistical annual volatility of the market changes in a stock price.

Intellectual property consists of the following:

a) all rights of the Company of Record in the telephone numbers 1(800)TALKTIME, 1(888)TALKTIME, AND 1(877)TALKTIME.COM
b) all rights to the URL's (domain names) 800TALKTIME.COM, 1800TALKTIME.COM, and 1-800-TALKTIME.COM
c) all rights to U.S. Trademark Registration No. 2,209,316 directed to the mark 1-800-TALKTIME and the goodwill associated therewith.

Note D - Exchange of Warrants for Shares

In February, 2005 an executive of the Company and the Company agreed to exchange his 2,200,000 warrants for 750,000 restricted shares of the Company. This created additional compensation of $239,500, shown in the compensation and related expenses in the consolidated statement of operations, which is the difference between the market price on the date of exchange and the value on the date of the issuance of the warrants.

Note E - Stock Option Plan

On January 26, 2005, the Company filed Form S-8 registration statement in connection with the Company's Stock Option Plan. The plan provides for the grant to eligible employees, consultants, and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

The vested options as of March 31, 2005 amounting to $108,713, are shown under the compensation and related expenses on the Consolidated Statement of Operation.

Note F - Notes Payable

In December 2004 the Company issued a note payable to a shareholder in the amount of $560,000 at an interest rate of 3.75% with a maturity date of December 2005. Additionally, on January 6, 2005, the Company issued another note payable amounting to $1,040,000 to the same shareholder under the same terms and conditions as the previous one.

As of March 31, 2005 the balance for notes payable was $1,209,334.

Note G - Subsequent Events

On May 16, 2005, The Company announced that it has advanced $475,000 dollars and had signed a letter of intent to acquire Caerus, Inc. which includes all wholly-owned subsidiaries; Volo Communications, Inc., Caerus Networks Inc, and Caerus Billing, Inc.

Under the proposed purchase terms, VoIP, Inc. will acquire 100% of the stock and assets of Caerus, Inc in exchange for the issuance of 15 million common shares of VoIP, Inc.

                           VOIP, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the historical consolidated financial statements and related notes of VOIP, INC. ("VOIP" or the "Company"), and CAERUS, INC. ("CAERUS"). On June 1, 2005, the Company, and Caerus announced the closing of the merger of Volo Acquisition Corp., a wholly-owned subsidiary of the Company with and into Caerus, with Caerus as the surviving corporation (the "Merger"). The Merger was completed pursuant to an Agreement and Plan of Merger (the "Merger Agreement'), executed on May 31, 2005.

The unaudited pro forma condensed combined statements of operation for the three month periods ended March 31, 2005 and 2004, and the year ended December 31, 2004 give effect to the merger of Caerus and the Company with the conversion of all Caerus capital stock into 16,434,470 shares of common stock, par value $0.001, of the Company.

The unaudited pro forma condensed combined statements of operations assume that the merger was consummated at the beginning of the respective period.

The unaudited pro forma condensed combined balance sheet presents the combined financial position of the Company and Caerus as if the Merger was consummated on March 31, 2005.

The unaudited pro forma condensed combined financial statements have been prepared based on currently available information and assumptions that are deemed appropriate by the Company's management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated results that would have been reported had the transactions occurred on the dates indicated, nor does the information represent a forecast of the consolidated financial position at any future date or the combined financial results of the Company and Caerus for any future period.

                           VOIP, INC. AND SUBSIDIARIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2005
                                    Unaudited

                                                   VOIP, INC.       CAERUS, INC.         ELIM'S            CONSOL
                                                  ------------      ------------      ------------      ------------
     ASSETS
Current Assets:
     Cash and cash equivalents                    $    925,534      $    159,095                        $  1,084,629
     Accounts receivable, net                        1,234,173           544,229                           1,778,402
     Due from related parties                          245,402            12,899                             258,301
     Inventory                                         965,181             8,120                             973,301
     Assets from discontinued operations               392,000                --                             392,000
     Loan origination costs                                 --           251,886                             251,886
     Other current assets                              232,168           201,548                             433,716
                                                  ------------      ------------      ------------      ------------
Total Current Assets                                 3,994,458         1,177,777                --         5,172,235
                                                  ------------      ------------      ------------      ------------

Property and equipment, net                            421,240         8,521,464                           8,942,704
Intangibles                                          6,923,854             9,000        27,946,359 a      34,879,213
Other assets                                            80,816            19,958                             100,774
                                                  ------------      ------------      ------------      ------------

TOTAL ASSETS                                      $ 11,420,368      $  9,728,199      $ 27,946,359      $ 49,094,926
                                                  ============      ============      ============      ============

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses        $  1,491,035      $ 10,748,526                        $ 12,239,561
     Bank loans and notes payable                    1,209,334         5,486,707                           6,696,041
     Notes payable - related party                   1,830,000         1,830,000
     Liabilities from discontinued operations               --                --                                  --
     Other current liabilities                          65,196           216,650                             281,846
                                                  ------------      ------------      ------------      ------------
Total current liabilities                            2,765,565        18,281,883                --        21,047,448
                                                  ------------      ------------      ------------      ------------

Shareholders' equity:
     Common stock - $0.001 par value                    26,379           149,405          (132,971)b          42,813
      Preferred stock                                       --            55,998           (55,998)b              --
     Additional paid-in capital                     14,775,107         5,408,384        13,967,857 b      34,151,348
     Accumulated deficit                            (6,146,683)      (14,167,471)       14,167,471 b      (6,146,683)
                                                  ------------      ------------      ------------      ------------
Total shareholders' equity                           8,654,803        (8,553,684)       27,946,359        28,047,478
                                                  ------------      ------------      ------------      ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $ 11,420,368      $  9,728,199      $ 27,946,359      $ 49,094,926
                                                  ============      ============      ============      ============

The accompanying notes are an integral part of these pro forma financial statements

                           VOIP, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2005
                                    Unaudited

                                                    VOIP, INC.       CAERUS, INC.         ELIM'S            CONSOL
                                                   ------------      ------------      ------------      ------------
Revenues                                           $  2,007,147      $  4,994,845                        $  7,001,992

Cost of Sales                                         1,800,935         6,357,717                           8,158,652
                                                   ------------      ------------      ------------      ------------

Gross Profit (Loss)                                     206,212        (1,362,872)               --        (1,156,660)
                                                   ------------      ------------      ------------      ------------

Operating expenses
     Compensation and related expenses                  815,370           826,703                           1,642,073
     General and administrative expenses                898,139           788,420                           1,686,559
                                                   ------------      ------------      ------------      ------------

Loss from operations                                 (1,507,297)       (2,977,995)               --        (4,485,292)

 Interest expense & other                                    --           237,534                             237,534
                                                   ------------      ------------      ------------      ------------

Loss before income taxes                             (1,507,297)       (3,215,529)               --        (4,722,826)

Provision for income taxes                                   --                                                    --
                                                   ------------      ------------      ------------      ------------

NET LOSS                                           $ (1,507,297)     $ (3,215,529)     $         --      $ (4,722,826)
                                                   ============      ============      ============      ============

Basic and diluted loss per share:                  $      (0.06)     $      (0.20)                       $      (0.11)
                                                   ============      ============                        ============

Weighted average number of shares outstanding        25,705,857        16,434,470                          42,140,327
                                                   ============      ============                        ============

The accompanying notes are an integral part of these pro forma financial statements

                                            VOIP, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                    Unaudited

                                                             VOIP, INC.       CAERUS, INC.          ELIM'S             CONSOL
                                                            ------------      ------------      --------------      ------------
Revenues                                                    $  2,619,393      $ 14,379,365      $           --      $ 16,998,758

Cost of Sales
       Network and termination costs                           1,870,269        15,103,149                  --        16,973,418
       Testing and sales concessions                                  --           662,052                  --                --
                                                            ------------      ------------      --------------      ------------

Gross Profit (Loss)                                              749,124        (1,385,836)                 --            25,340
                                                            ------------      ------------      --------------      ------------

Operating expenses
       Compensation and related expenses                       2,721,296         2,973,070                  --         5,694,366
       General and administrative expenses                     2,187,878         3,595,501                  --         5,783,379
                                                            ------------      ------------      --------------      ------------

Loss from operations                                          (4,160,050)       (7,954,407)                 --       (11,452,405)

Interest & other expenses                                             --           657,188                  --           657,188
                                                            ------------      ------------      --------------      ------------

Loss from continuing operations before income
       taxes and discontinued operations                      (4,160,050)       (8,611,595)                 --       (12,109,593)

Provision for income taxes                                            --                --                                    --
                                                            ------------      ------------      --------------      ------------

Net loss before discontinued operations                       (4,160,050)       (8,611,595)                 --       (12,109,593)

Income (Loss) from discontinued operations                       145,311                --                               145,311
                                                            ------------      ------------      --------------      ------------

NET LOSS                                                    $ (4,014,739)     $ (8,611,595)     $           --      $(11,964,282)
                                                            ============      ============      ==============      ============

Basic and diluted loss per share:

Loss before discontinued operations                         $      (0.28)     $      (0.52)                         $      (0.39)

Income from discontinued operations net of income taxes     $       0.01      $         --                          $       0.00
                                                            ------------      ------------                          ------------

Total                                                       $      (0.28)     $      (0.52)                         $      (0.39)
                                                            ============      ============                          ============

Weighted average number of shares outstanding                 14,597,312        16,434,470                            31,031,782
                                                            ============      ============                          ============

The accompanying notes are an integral part of these pro forma financial statements

                           VOIP, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2004
                                    Unaudited

                                                    VOIP, INC.      CAERUS, INC.          ELIM'S             CONSOL
                                                  ------------      ------------      --------------      ------------
Revenues                                          $         --      $  3,037,171      $           --      $  3,037,171

Cost of Sales                                               --         2,647,678                  --         2,647,678
                                                  ------------      ------------      --------------      ------------

Gross Profit                                                --           389,493                  --           389,493
                                                  ------------      ------------      --------------      ------------

Operating expenses
     Compensation and related expenses                      --           409,033                  --           409,033
     General and administrative expenses                22,324           510,436                  --           532,760
                                                  ------------      ------------      --------------      ------------

Loss from operations                                   (22,324)         (529,976)                 --          (552,300)

 Interest expense & other                                   --            33,059                  --            33,059
                                                  ------------      ------------      --------------      ------------

Loss before income taxes                               (22,324)         (563,035)                 --          (585,359)

Provision for income taxes                                  --                --                  --                --
                                                  ------------      ------------      --------------      ------------

NET LOSS                                          $    (22,324)     $   (563,035)     $           --      $   (585,359)
                                                  ============      ============      ==============      ============

Basic and diluted loss per share:                 $      (0.01)     $      (0.03)                         $      (0.03)

Weighted average number of shares outstanding        1,730,939        16,434,470                            18,165,409
                                                  ============      ============                          ============

The accompanying notes are an integral part of these pro forma financial statements

                           VOIP, INC. AND SUBSIDIARIES
                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

(1)   VOIP, INC. BASIS OF PRESENTATION

      Historical financial information for VOIP, INC. as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 has been derived from VOIP, INC.'s historical statements.

(2)   CAERUS, INC. BASIS OF PRESENTATION

      Historical financial information for CAERUS, INC. as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 has been derived from CAERUS, INC.'s historical statements.

(3)   VOIP, INC. AND CAERUS, INC. MERGER

      On June 1, 2005, the Company, and Caerus, Inc. announced the closing of the merger of Volo Acquisition Corp., a wholly-owned subsidiary of the Company with and into Caerus, Inc. with Caerus, Inc. as the surviving corporation (the "Merger"). The Merger was completed pursuant to an Agreement and Plan of Merger (the "Merger Agreement'), executed on May 31, 2005 by the conversion of all Caerus, Inc. capital stock into 16,434,470 shares of common stock, par value $0.001, of the Company.

(4)   PRO FORMA BALANCE SHEET ADJUSTMENTS

      Following are brief descriptions of the pro forma adjustments to the balance sheet to reflect the merger of the Company and Caerus, Inc.

      A Goodwill is the excess of the purchase price, based on the market value of the 16,434,470 shares issued, over the book value of Caerus, Inc. on March 31, 2005. As listed in the following table:

           Total paid in VoIP, Inc stock and warrants                 16,434,470
      VoIP share market value - close of Market on May 31, 2005      $      1.18
                                                                     -----------
           Total cost of Caerus, Inc. to VoIP, Inc.                  $19,392,675
      Plus: Negative equity of Caerus, Inc. as of March 31, 2005       8,553,684
                                                                     -----------
          Goodwill                                                   $ 27,946,359 (7)
                                                                     ===========

      B Adjustments to eliminate Caerus, Inc. stockholders' equity accounts, and reflect new VoIP, Inc. common shares issued.

(5)   PRO FORMA STATEMENTS OF INCOME ADJUSTMENTS None were required.

(6)   SUBSEQUENT EVENTS

      On May 31, 2005 the Company consummated an Agreement and Plan of Merger ("Merger Agreement") with Caerus, Inc., whereby 100% of Caerus, Inc. common and preferred stock, stock options and warrants were exchanged for 16.9 million shares of common stock of VoIP.

      The goodwill on the acquisition of Caerus, Inc. represents the negative net asset value of Caerus as of the date of the acquisition plus $19,392,675 which represents the market value of the 16,434,470 Company's shares and warrants issued pursuant to this acquisition.

(7)   REEVALUATION OF ASSETS ACQUIRED AND LIABILITIES ASSUMED.

      The accompanying condensed combined balance sheet reflects goodwill of approximately $28 million (approximately 57% of total combined assets) resulting from the May 31, 2005 acquisition of Caerus, Inc. Accounting principles generally accepted in the United States require that assets acquired and liabilities assumed be recorded at their respective fair market value. Had an evaluation of assets acquired and liabilities assumed been conducted, it is probable that amounts reflected as goodwill could have been assigned to other identifiable assets and liabilities. Management is in the process of conducting an evaluation to determine the proper valuation of assets acquired and liabilities assumed in order to determine the proper carrying value of those items and the ultimate recovery of the remaining goodwill, if any.

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors
VoIP, Inc.

We consent to the inclusion in the Registration Statement on Form SB-2 of VoIP, Inc. (filed on August 12, 2005) of our report dated July 25, 2005 on our audit of the consolidated financial statements of Caerus, Inc. as of December 31, 2004 and 2003, and for the year ended December 31, 2004 and for the period May 15, 2002 (date of inception) through December 31, 2003.

/s/ Moore Stephens Lovelace, P.A.
Orlando, Florida
August 12, 2005

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Caerus, Inc.
Altamonte Springs, Florida

We have audited the accompanying consolidated balance sheets of Caerus, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended December 31, 2004 and for period May 15, 2002 (date of inception) through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caerus, Inc. as of December 31, 2004 and 2003, and the results of its operations and cash flows for the year ended December 31, 2004 and for the period May 15, 2002 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations, has a working capital deficit, and has significant unresolved litigation as discussed in Note 8 to the financial statements. These matters, among other things, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans related to these matters are also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore Stephens Lovelace, P.A.
Certified Public Accountants

Orlando, Florida
July 25, 2005

                                  CAERUS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003

ASSETS

                                                                                          2004              2003
                                                                                     ------------      ------------
CURRENT ASSETS
Cash and cash equivalents                                                            $     19,414      $     25,078
Restricted cash                                                                            60,224               196
Accounts receivable                                                                     2,098,598           358,522
Note receivable - related party                                                                --           179,974
Supplies, deposits and prepaid expenses                                                    70,999           350,199
                                                                                     ------------      ------------

                                                            TOTAL CURRENT ASSETS        2,249,235           913,969
                                                                                     ------------      ------------

PROPERTY AND EQUIPMENT
Telecommunications equipment and computers                                              6,390,973           732,205
Furniture and fixtures                                                                     61,960            21,624
Leasehold improvements                                                                    163,808           146,358
Purchased and developed software                                                          473,228           598,243
                                                                                     ------------      ------------
                                                                                        7,089,969         1,498,430
Less accumulated depreciation and amortization                                           (824,580)         (183,408)
                                                                                     ------------      ------------

                                                      NET PROPERTY AND EQUIPMENT        6,265,389         1,315,022
                                                                                     ------------      ------------

OTHER ASSETS
Deferred loan origination costs, net                                                      285,075                --
Lease deposit and other                                                                    28,959            65,000
                                                                                     ------------      ------------

                                                                    TOTAL ASSETS     $  8,828,658      $  2,293,991
                                                                                     ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses                                                $  7,137,293      $    452,094
Note payable                                                                            6,006,899                --
Convertible notes payable - related party                                               1,830,000         1,050,000
Deferred revenue and customer deposits                                                     38,750            60,576
                                                                                     ------------      ------------

                                                       TOTAL CURRENT LIABILITIES       15,012,942         1,562,670
                                                                                     ------------      ------------

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock - $.01 par value; 50,000,000 shares authorized;
14,940,508 and 11,948,367 shares issued and outstanding, respectively                     149,405           119,484
Preferred stock - $.01 par value; 25,000,000 shares authorized;
-0- shares issued and outstanding                                                              --                --
Additional paid-in capital                                                              4,618,253         2,952,184
Accumulated deficit                                                                   (10,951,942)       (2,340,347)
                                                                                     ------------      ------------

                                            TOTAL SHAREHOLDERS' EQUITY (DEFICIT)       (6,184,284)          731,321
                                                                                     ------------      ------------

                            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)     $  8,828,658      $  2,293,991
                                                                                     ============      ============

                                  CAERUS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    For The Year Ended December 31, 2004, and
      The Period May 15, 2002 (Date of Inception) Through December 31, 2003

                                                                        2004           2002-2003
                                                                    ------------      ------------
                                                                                      (Development
                                                                                          Stage)
SALES                                                               $ 14,379,365      $  1,191,287

COST OF SALES
Network and termination costs                                         15,103,149           900,681
Testing and sales concessions                                            662,052                --
                                                                    ------------      ------------

                                           TOTAL COST OF SALES        15,765,201           900,681
                                                                    ------------      ------------

                                            GROSS PROFIT (LOSS)       (1,385,836)          290,606
                                                                    ------------      ------------

OPERATING EXPENSES
Equipment and computer expenses                                          603,189            97,068
Office expenses                                                          228,108           206,215
Labor-related expenses                                                 2,973,070         1,214,240
Professional fees                                                        814,243           400,872
Marketing                                                                217,835            16,689
Litigation settlement                                                    326,205                --
Rent, utilities and security                                             246,545           355,481
Taxes and licenses                                                        55,527            25,390
Travel, lodging and entertainment                                        163,555            90,928
Depreciation and amortization                                            641,172           183,409
Asset impairment charge                                                  299,122                --
                                                                    ------------      ------------

                                                TOTAL EXPENSES         6,568,571         2,590,292
                                                                    ------------      ------------

                                          LOSS FROM OPERATIONS        (7,954,407)       (2,299,686)

OTHER EXPENSES
Interest expense, net                                                   (657,238)          (19,654)
Other expense, net                                                            50           (21,007)
                                                                    ------------      ------------

                                                      NET LOSS      $ (8,611,595)     $ (2,340,347)
                                                                    ============      ============

                                  CAERUS, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                    FOR THE YEAR ENDED DECEMBER 31, 2004, AND
      THE PERIOD MAY 15, 2002 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

                                                    Common Stock
                                                   $.01 Par Value         Additional                        Total
                                           ---------------------------      Paid-In      Accumulated     Stockholders'
                                               Shares         Amount        Capital        Deficit     Equity (Deficit)
                                           ------------   ------------   ------------   ------------    ------------
BALANCE - MAY 15, 2002                               --   $         --   $         --   $         --    $         --

ISSUANCE OF FOUNDER STOCK                     5,400,000         54,000             --             --          54,000

SALE OF COMMON STOCK                          6,186,592         61,866      2,721,909             --       2,783,775

ISSUANCE OF COMMON STOCK
FOR SERVICES                                    150,000          1,500         81,750             --          83,250

ISSUANCE OF COMMON STOCK
FOR PROPERTY AND EQUIPMENT                      211,775          2,118        148,525             --         150,643
                                                                                                        ------------
NET LOSS                                             --             --             --     (2,340,347)     (2,340,347)
                                           ------------   ------------   ------------   ------------    ------------

BALANCE - DECEMBER 31, 2003                  11,948,367        119,484      2,952,184     (2,340,347)        731,321

ISSUANCE OF COMMON STOCK                        712,071          7,121        273,139             --         280,260

ISSUANCE OF COMMON STOCK
FOR DEBT                                      2,280,070         22,800      1,097,200             --       1,120,000

ISSUANCE OF STOCK WARRANTS IN CONNECTION
WITH SECURED NOTE PAYABLE                            --             --        218,813             --         218,813

EMPLOYEE STOCK OPTIONS - COMPENSATION
EXPENSE RECOGNIZED                                   --             --         76,917             --          76,917

NET LOSS                                             --             --             --     (8,611,595)     (8,611,595)
                                           ------------   ------------   ------------   ------------    ------------

BALANCE - DECEMBER 31, 2004                  14,940,508   $    149,405   $  4,618,253   $(10,951,942)   $ (6,184,284)
                                           ============   ============   ============   ============    ============

                                  CAERUS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    For The Year Ended December 31, 2004, and
      The Period May 15, 2002 (Date of Inception) Through December 31, 2003

                                                                                          2004         2002-2003
                                                                                       -----------    -----------
                                                                                                      (Development
                                                                                                         Stage)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                               $(8,611,595)   $(2,340,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Litigation settlement                                                                      326,205             --
Depreciation and amortization                                                              641,172        183,408
   Asset impairment charge                                                                 299,122             --
   Amortization of deferred loan fees                                                       56,613             --
   Stock issued to Founder                                                                      --         54,000
   Stock issued for services                                                                    --         83,250
Expense related to employee stock options                                                   76,917             --
   Forgiveness of related-party loan                                                       415,323             --
Changes in:
Restricted cash                                                                            (60,028)          (196)
Accounts receivable                                                                     (2,066,281)      (358,522)
Supplies, deposits and prepaid expenses                                                    279,200       (415,199)
Other assets                                                                                36,041             --
Accounts payable and accrued expenses                                                    6,685,199        452,094
Deferred revenue                                                                           (21,826)        60,576
                                                                                       -----------    -----------

                                               NET CASH USED IN OPERATING ACTIVITIES    (1,943,938)    (2,280,936)
                                                                                       -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment                                                     (5,890,661)    (1,347,787)
Additions to related-party loan                                                           (235,349)      (179,974)
                                                                                       -----------    -----------

                                               NET CASH USED IN INVESTING ACTIVITIES    (6,126,010)    (1,527,761)
                                                                                       -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings                                                                 8,900,000      1,050,000
Repayment of note payable                                                                 (993,101)            --
Proceeds from issuance of common stock                                                     280,260      2,783,775
Payments for loan origination costs                                                       (122,875)            --
                                                                                       -----------    -----------

                                           NET CASH PROVIDED BY FINANCING ACTIVITIES     8,064,284      3,833,775
                                                                                       -----------    -----------

                                                                  NET CHANGE IN CASH        (5,664)        25,078

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                             25,078             --
                                                                                       -----------    -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                              $    19,414    $    25,078
                                                                                       ===========    ===========

                                  CAERUS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
                 FOR THE PERIOD MAY 15, 2002 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2003

NOTE 1 - DESCRIPTION OF BUSINESS

      Caerus, Inc. and subsidiaries (collectively referred to as the "Company") were incorporated on May 15, 2002 and are wholesale providers of advanced telecommunications technologies and services to carriers and service providers, including Inter Exchange Carriers ("IXCs"), Competitive Local Exchange Carriers ("CLECs"), Internet Service Providers, Cable Operators and Enhanced Voice and Data Service Providers. Through its wholesale-only model, the Company has positioned itself as a "carrier's carrier" and offers protocol-agnostic packet switched technologies to address the gap between traditional communications and "next generation" platforms.

      During the period May 15, 2002 (date of inception) to December 31, 2003, the Company was in the process of developing its resources, enhancing its proprietary technology, building a nationwide network with five physical interconnection points (cities), working with potential customers on testing its network, and attracting key engineering professionals; accordingly, the Company was considered to be a development stage enterprise. In January 2004, the Company became fully operational and management determined that the Company was no longer in a development stage.

      The Company offers a comprehensive suite of Internet Protocol ("IP")-based broadband packet voice services, IP and Time Division Multiplexing ("TDM") origination/termination services, IP PBX-hosted services, and unified messaging services that include enhanced voice and data solutions. The suite of services is complemented by a Service Creation Environment that enables the Company to develop custom applications and features "on the fly" for its customers.

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

      The Company has incurred significant losses and negative cash flows from operations since its inception. Additionally, the Company has a working capital deficit of $12,763,707 and an accumulated deficit of $10,951,942 at December 31, 2004. Management continues to undertake steps as part of a plan to attempt to improve liquidity and operating results with the goal of sustaining Company operations. These steps include seeking (a) to increase high-margin sales; and (b) to control overhead costs and operating expenses. Management plans, in this regard, to continue the implementation of a stabilized and fully operational network, adding recurring-revenue customers, attracting an experienced management team capable of building a profitable company, and securing funding to meet current obligations.

      There can be no assurance that the Company can successfully accomplish these steps. Accordingly, the Company's ability to continue as a going concern is uncertain and dependent upon continuing to achieve improved operating results and cash flows or obtaining additional financing. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS

      For financial presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

      RESTRICTED CASH AND LETTERS OF CREDIT

      Certain cash is restricted to support standby letters of credit which, in turn, support operating license bonds required by several states' regulatory agencies. These standby letters of credit are generally in force for one year with automatic one-year extensions. Maximum draws available to the beneficiary as of December 31, 2004 were $60,000. If the Company was required to obtain replacement standby letters of credit as of December 31, 2004 for those currently outstanding, it is the Company's opinion that the replacement costs would not significantly vary from the present fee structure.

      ACCOUNTS RECEIVABLE

      Accounts receivable result from the sale of the Company's services, net of estimated allowances. The Company estimates an allowance for doubtful accounts based on a specific-identification basis. The Company had no allowance for doubtful accounts as of December 31, 2004 and 2003.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation and amortization are calculated on a straight-line basis over the assets' useful lives, which range from three to ten years. Leasehold improvements are amortized over the estimated useful lives of the improvements, or the term of the lease, if shorter. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is recognized in operations.

      Under the Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," the Company expenses computer software costs related to internal-use software that is incurred in the preliminary project stage. When the capitalization criteria of SOP 98-1 have been met, costs of developing or obtaining internal-use computer software are capitalized. The Company capitalized approximately $772,350 of costs incurred for internally developed software during the period from inception through December 31, 2004. Amortization of internal-use software over a 5-year estimated useful life commenced upon the software being placed in service beginning January 1, 2004. Amortization of internal-use software for the periods ended December 31, 2004 and 2003 was approximately $77,000 and $-0-, respectively. During 2004, the Company suspended a number of software development projects and, accordingly, recognized a related asset impairment charge of $299,122 in 2004.

      DEPOSITS

      Deposits consist primarily of an equipment deposit, a refundable office lease deposit and various other deposits outstanding with service providers.

      DEFERRED REVENUE

      Deferred revenue represents fees for services that have not yet met the criteria to be recognized as revenue.

      REVENUE RECOGNITION

      Revenue is recognized when earned. Revenue related to long distance, carrier access service and certain other usage-driven charges are billed monthly in arrears, and the associated revenues are recognized during the month of service.

      INCOME TAXES

      The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financially reported amounts at each year-end, based on enacted laws and statutory rates applicable to the periods in which differences are expected to affect taxable income. As of December 31, 2004, the Company had a deferred tax asset of approximately $3,000,000, the components of which consisted primarily of the Company's net losses, fixed asset depreciation and stock-based compensation. Also at December 31, 2004, the Company had a net operating loss carryforward of approximately $11,000,000 for federal income tax purposes that will begin to expire in 2022, and that is subject to significant limitations based upon the occurrence of certain changes in ownership of the Company.

      A valuation allowance is provided against the future benefits of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized. Due to recurring losses since inception and the resultant uncertainty of the realization of the tax loss carryforward, the Company has established a 100% valuation allowance against the carryforward benefit. Accordingly, no provision/benefit for income taxes has been included in these consolidated financial statements.

      CONCENTRATION OF CREDIT RISK

      Financial instruments that may subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company has investment policies and procedures that are reviewed periodically to minimize credit risk.

      One customer represented approximately 98% and 90% of the Company's accounts receivable as of December 31, 2004 and 2003, respectively, and approximately 91% and 95% of the Company's revenues for the year ended December 31, 2004 and for the period May 15, 2002 (date of inception) through December 31, 2003, respectively. The loss of this customer would have a significant adverse affect on the Company's operations.

      CONCENTRATION OF SUPPLIER RISK

      One supplier represented approximately 86% of the Company's accounts payable as of December 31, 2004, and approximately 94% of the Company's cost of sales for the year ended December 31, 2004 (see Note 8).

      STOCK-BASED COMPENSATION

      The Company uses the fair value method of Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation" in accounting for its stock options. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value for each option granted is estimated on the date of the grant using the minimum value method.

      ESTIMATES

      The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant management estimates affect the carrying value of, among other things, internal-use software, cost of goods sold (see Note 7), the estimating of the fair value of the Company's common stock (see Note 3), and the evaluation of existing disputes and claims (see Notes 7 and 8).

      RECLASSIFICATIONS

      Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentation.

NOTE 3 - CONVERTIBLE NOTES PAYABLE - RELATED PARTY

      During 2003, the Company issued two one-year convertible notes to a stockholder of the Company, $1,050,000 and $70,000 of which were funded in the periods ended December 31, 2003 and 2004, respectively. These notes accrued interest at 12% per annum, with all interest and principal due in September and December 2004. These notes, which had certain anti-dilution provisions and which were collateralized by substantially all of the assets of the Company, were converted into common stock in May 2004 (see
      Note 6) and the convertible notes were cancelled and the principal amount was satisfied in full.

      The Company determined the conversion rates based upon its evaluation of the Company's common stock on the issuance dates. The Company's evaluations were based upon, among other things, peer company valuations, industry and market conditions, the Company's current financial position, terms and conditions of funding available to the Company at the time of issuance, etc.

      During 2004, the Company issued two one-year convertible notes to a stockholder of the Company, totaling $1,830,000. These notes accrue interest at 12% per annum, with monthly principal and interest payments originally scheduled through August and November 2004. Restrictive covenants pertaining to the note payable discussed in Note 4 to these financial statements precluded payment of scheduled principal and interest on these notes, therefore, these notes are currently due. However, the same covenants preclude payment until the note described in Note 4 to these financial statements is paid in full. These one-year notes are collateralized by substantially all of the assets of the Company (see Note
      8).

      Interest expense incurred with respect to these notes during the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, was $122,223 and $19,653, respectively.

      Interest payments made with respect to these notes during the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, were $42,560 and $-0-, respectively.

NOTE 4 - NOTE PAYABLE

      In June 2004, the Company secured a $15,000,000 debt facility and drew down the first $7,000,000 traunch primarily for the purpose of funding network equipment purchases. These borrowings are repayable over a three-year period and bear interest at 12.5% per annum. Additional borrowings under this facility are contingent upon, among other things, the Company raising certain levels of additional equity financing. The loan agreement contains customary covenants and restrictions and provides the lender the right to a perfected first-priority, secured interest in all of the Company's assets, as well as rights to preferred stock warrants (see Notes 6 and 8).

      Interest paid under this debt facility during the year ended December 31, 2004, was $484,867.

      The Company is currently in violation of several of the restrictive covenants in this debt facility. Under its provisions, the lender has the right to call the related note payable due. Accordingly, the full amount of the note at December 31, 2004 has been classified as current.

NOTE 5 - NOTE RECEIVABLE - RELATED PARTY

      During the period May 15, 2002 (date of inception) through December 31, 2004, the Company advanced $415,323 to an officer of the Company. In 2005, these advances were characterized as compensation and were forgiven; accordingly, their carrying value was reduced to zero at December 31, 2004. In addition, the Company agreed to pay the related federal income tax withholding of approximately $104,000 on behalf of the related party, which was accrued at December 31, 2004.

NOTE 6 - STOCKHOLDERS' EQUITY

      In June 2002, the Company increased its authorized shares to 100,000 shares of $0.01 par value common stock. In July 2002, the Company increased its authorized shares to 3,000,000 shares of $0.01 par value common stock and approved a 2-for-1 common stock split. In October 2002, the Company increased its authorized shares to 6,000,000 shares of $0.01 par value common stock. In July 2003, the Company approved an additional 3-for-1 common stock split and an increase in the authorized shares of common stock to 18,000,000. The Articles of Amendment for this amendment were not filed with the state of Delaware until 2004. The accompanying consolidated financial statements and related notes present all of these amendments as if they were effected for all periods presented.

      In 2002, 5,400,000 shares of common stock were issued to the founder of the Company. These shares were recorded at their par value.

      In 2002, the Company issued 150,000 shares of its common stock for legal services provided to the Company, which were recorded at their estimated fair value of $83,250.

      During the period May 15, 2002 (date of inception) through December 31, 2003, the Company issued 5,965,957 shares of its common stock and received net proceeds of $2,783,775. Offering costs related to these sales consisted of the issuance of an additional 220,635 shares of the Company's common stock.

      During the period May 15, 2002 (date of inception) through December 31, 2003, the Company issued 211,775 shares of its common stock in consideration for leasehold improvements and equipment, of which 190,211 of the shares were issued to the founder of the Company. These shares were recorded at their estimated fair value of $150,643.

      In May 2004, $1,120,000 of convertible notes payable to a shareholder were converted into 2,280,070 shares of common stock.

      In May and August 2004, the Company issued 500,000 and 212,071 shares of its common stock for cash of $100,000 and $180,260, respectively.

      In May 2004, the Company authorized the issuance of up to 25,000,000 shares of $.01 par value preferred stock, the terms of which will be decided upon by the Company's Board of Directors.

      In August 2004, the Company approved increasing the authorized common stock to 50,000,000 shares. However, the related state filing has yet to be effected.

      RIGHTS TO CONVERT TO PREFERRED STOCK

      At December 31, 2004, related parties held 12,989,445 shares of common stock that had the right to be converted into preferred shares; however, as of December 31, 2004, no shares of preferred stock had been issued by the Company (see Note 8).

      STOCK OPTIONS

      During October 2004, the Board approved the Company's 2004 Stock Option Plan (the "Plan"), whereby 4,000,000 shares of the Company's common stock were reserved for issuance under the Plan to selected directors, officers, employees and consultants of the Company. As of December 31, 2004, options to purchase 2,164,969 shares of common stock for $0.85 per share were issued and outstanding under the Plan. These options expire ten years from the date of issuance. They vest from 36 to 48 months of employment following the date of option issuance. These options had an estimated fair value of $330,599 at the date of grant, using the minimum-value method with the following assumptions:

            Expected life (in years)                         10.0
            Risk-free interest rate                           2.0%
            Dividend yield                                    0.0%

      Related 2004 compensation expense was $76,917, determined by amortizing the options' estimated fair value at grant date over their vesting period. The weighted average remaining contractual life of the options outstanding at December 31, 2004 was 9.8 years (see Note 8). The Company had no stock options outstanding at December 31, 2003.

      STOCK WARRANTS

      In 2004, the Company granted a series of warrants to purchase shares of preferred stock, the specific terms of which had yet to be determined, at an exercise price of $0.85 per share, in conjunction with the long-term note payable issuance (see Note 4). These warrants expire at the earlier of ten years from their issuance date, or five years after a potential initial public securities offering. At the warrant holder's election, these warrants may be exercised on a non-cash basis whereby the warrant holder uses the surplus of the preferred stock's then-fair market value per share over the $0.85 exercise price as payment for the preferred stock purchased under these warrants.

      These warrants had estimated fair values totaling $218,813 at their grant dates, recognized as additional paid-in capital and deferred loan origination costs. Additional information pertaining to these warrants issued and outstanding at December 31, 2004 is as follows:

                    DATE GRANTED                      SHARES
            ----------------------------        ------------------

                     June, 2004                     1,235,294
                    August, 2004                      766,020
                   October, 2004                      383,010
                                                ------------------

            Total Issued and Outstanding            2,384,324
                                                ==================

      Also in conjunction with the long-term note payable issuance (see Note 4), the Company granted warrants to purchase up to $1.0 million of common or preferred stock that may be issued in conjunction with any future securities offering of at least $5.0 million, upon the same price and conditions as afforded to third-party investors in said potential securities offering.

      In August 2004, the Company issued warrants to purchase 150,000 shares of common stock to a former employee whose employment was terminated in June 2004. Such warrants are exercisable at $0.85 per share, and expire on June 26, 2006. The Company had no stock warrants outstanding at December 31, 2003.

NOTE 7 - OTHER COMMITMENTS AND CONTINGENCIES

      OPERATING LEASES

      In August 2002, the Company entered into an operating lease for office space, which expires in February 2008. Approximate minimum future lease payments due under this operating lease, are as follows:

              YEAR ENDING
              DECEMBER 31,               AMOUNT
            ----------------          ------------

                  2005                 $  196,000
                  2006                 $  202,000
                  2007                 $  208,000
                  2008                 $   35,000

      During the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, $172,700 and $234,000, respectively, were charged to operations for rent expense related to this operating lease.

      LEGAL AND REGULATORY PROCEEDINGS

      The Company's 100%-owned subsidiary, Volo Communications, Inc., settled its breach of contract dispute related to a 2003 "take or pay" sales contract with the Company. In connection with this settlement, the Company wrote off its previously recorded account receivable of $326,205 in 2004.

      VENDOR DISPUTE

      Certain transport and termination costs incurred by the Company are recorded at vendor invoice amount less any amounts that have been formally disputed, for which the Company expects to receive a credit. Disputed amounts are based upon management's detailed review of vendor call records and contract provisions; accordingly, the recorded transport and termination costs represent management's estimates of what is ultimately due and payable. During the year ended December 31, 2004, and the period May 15, 2002 (date of inception) through December 31, 2003, $4,500,000 and $2,500,000, respectively, of one vendor's charges were formally disputed. As of December 31, 2004, approximately $4,759,000 remained in dispute and are, therefore, not included in the accompanying financial statements (see
      Note 8). Differences between the disputed amounts and final settlements, if any, are reported in operations in the year of settlement.

      OTHER

      Telecommunications industry revenues are subject to statutory and regulatory changes, interpretations of contracts, etc., all of which could materially affect our revenues. Generally, our customers have sixty days from the invoice date to dispute any billed charges. Management reviews all billings for compliance with applicable rules, regulations and contract terms and believes that it is in compliance therewith; accordingly, no allowance has been recorded in the accompanying financial statements for potential disputed charges.

NOTE 8 - SUBSEQUENT EVENTS

      CAPITAL STOCK TRANSACTIONS

      In February 2005, the Company issued 511,750 shares of Series B preferred stock for $818,800 cash. In May 2005, 7,289,445 shares of common stock were converted into 5,944,669 shares of Series A preferred stock. Both Series A and Series B preferred stock are convertible into common stock, and they carry voting rights equal to the equivalent number of common shares into which they are convertible. Also, both Series A and Series B preferred stock contain equal and ratable dividend and liquidation preferences over common stock.

      LITIGATION

      On April 8, 2005, Volo Communications, Inc. ("Volo") (a wholly-owned subsidiary of Caerus, Inc.) filed suit against MCI Worldcom Network Services, Inc. d/b/a UUNET ("MCI"). Volo alleges that MCI engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI refused to negotiate such overcharges in good faith. Volo also seeks damages arising out of MCI's alleged fraudulent practice of submitting false bills by, among other things, re-routing long distance calls over local trunks to avoid access charges, and then billing Volo for access charges that were never incurred. On April 4, 2005, MCI declared Volo in default of its obligations under the Services Agreement, claiming that Volo owes a past due amount of $8,365,980 through March, 2005, and threatening to terminate all services to Volo within 5 days. On April 12, 2005, MCI terminated all services to Volo. By these actions, Volo alleges claims for (1) breach of contract; (2) fraud in the inducement; (3) primary estoppel; and (4) deceptive and unfair trade practices. Volo also seeks a declaratory judgment that (1) MCI is in breach of the Services Agreement; (2) $8,365,980 billed by MCI is not "due and payable" under that agreement; and (3) MCI's default letter to Volo is in violation of the Services Agreement. Volo seeks direct, indirect and punitive damages in an amount to be determined at trial.

      On May 26, 2005, MCI filed an Answer, Affirmative Defenses, Counterclaim and Third-Party Complaint naming Caerus, Inc. as a third-party defendant. MCI asserts a breach of contract claim against Volo, a breach of guarantee claim against Caerus, Inc., and a claim for unjust enrichment against both parties, seeking an amount to be determined at trial. On July 11, 2005, Volo and Caerus, Inc. answered the counterclaim and third-party complaint, and filed a third-party counterclaim against MCI for declaratory judgment, fraud in the inducement, and breach of implied duty of good faith and fair dealing. Volo and Caerus, Inc. seek damages in an amount to be determined at trial. MCI has filed a motion to strike certain of Caerus' affirmative defenses and a motion to dismiss Caerus' counterclaims. Discovery should commence shortly. While management is optimistic about the outcome of this litigation, it is currently unable to assess the ultimate likelihood of a favorable or unfavorable outcome; accordingly, no related provision or liability has been made in the accompanying financial statements.

      MERGER

      On May 31, 2005, the Company consummated an Agreement and Plan of Merger ("Merger Agreement") with VoIP, Inc. ("VoIP") (OTCBB:VOII.OB), whereby 100% of Caerus, Inc.'s common and preferred stock, stock options and warrants were exchanged for the common stock of a wholly-owned subsidiary of VoIP. The VoIP subsidiary's name was then changed to Caerus, Inc. Also in conjunction with this merger, the holder of the $1,830,000 notes payable at December 31, 2004 referred to in Note 3 agreed to exchange those notes plus accrued interest for an equivalent number of shares of VoIP common stock valued at $1.23 per share.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON SHARES MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY OUR COMMON SHARES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                             ----------------------

               TABLE OF CONTENTS

HEADING                                    PAGE
-------                                    ----

Prospectus Summary                          2

Risk Factors                                6

Use of Proceeds                             15

Dividend Policy and Market Data             15

Business and Properties                     16

Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations                             25

Management                                  36

Principal Shareholders                      43

Description of Securities                   44

Plan of Distribution                        48

Investor Suitability Requirement            49

Legal Matters                               51

Experts                                     51

Available Information                       51

Index to Financial Statements               F-1

Until __________, 2005 (90 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             UP TO 15,372,245 SHARES

                                  COMMON STOCK

                                    PER SHARE

                                   VOIP, INC.

                               ------------------

                               P R O S P E C T U S

                               ------------------

                              ______________, 2004

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant's Articles of Incorporation provide that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

      Pursuant to the Texas Business Corporation Act (the "Act"), every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. The Registrant's Articles of Incorporation contain provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

            SEC Filing Fee                            $  2005
            Printing Expenses
            Accounting Fees and Expenses
            Legal Fees and Expenses
            Blue Sky Fees and Expenses
                                                      -------
            TOTAL                                     $  2005

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      Common stock - Registrant has sold and issued the shares of common stock described below within the past three years that were not registered under the Act.

      Effective July 2004, registrant issued 668,688 shares to six individual existing accredited investors. Also effective July 2004, registrant issued 41,688 shares to four accredited individual investors.

      Effective August 2004, registrant issued 50,000 shares to one individual accredited investor in satisfaction of accounts payable totaling $50,000.

      Effective August 2004, registrant issued 653,319 shares to 46 individual accredited investors.

      Effective September 10th, 2004, registrant issued 1,000,000 shares to acquire all issues and outstanding shares of Voipamericas Inc., common stock.

      Effective September 2004, registrant issued 38,461 shares to one accredited investor.

      On November 11, 2004, Registrant issued and sold 1,937,500 shares of common stock, for a purchase price of $0.80 per share, to four accredited investors in a private placement pursuant to Rule 506 of SEC Regulation D, for aggregate proceeds of $1,550,000 (net proceeds of approximately $1,400,000 to Registrant). The investors also received five-year warrants to purchase a total of 589,250 shares for an exercise price of $1.75 per share, and thirty-day warrants to purchase 968,750 shares for an exercise price of $1.20 per share.

      On November 17, 2004, Registrant issued and sold 312,500 shares of common stock, for a purchase price of $0.80 per share, to one additional accredited investor in a private placement pursuant to Rule 506 of SEC Regulation D, for aggregate proceeds of $250,000 (net proceeds of approximately $225,000 to Registrant). The investor also received five-year warrants to purchase a total of 75,000 shares for an exercise price of $1.75 per share, and thirty-day warrants to purchase 125,000 shares for an exercise price of $1.20 per share.

      Effective January 2005, registrant issued 187,500 shares of common stock for cash of $328,125.

      Effective January 2005, registrant issued 312,500 shares of common stock for cash of $375,000.

      Effective February 2005, registrant issued 812,500 shares of common stock for cash of $975,000.

      Effective February 2005, registrant issued 750,000 shares of common stock for exchanging warrants issued in August 2004.

      Effective March 2005, registrant issued 56,650 shares of common stock for services provided to the company.

Effective April 2005, registrant issued 166,250 shares of common stock for cash of $125,000.

Effective May 2005, registrant issued 93,750 shares of common stock for cash of $75,000.

Effective June 2005, registrant issued 1,196,875 shares of common stock for cash of $949,500.

Effective June 2005, registrant issued 1,440,000 shares of common stock for services provided to the company.

Effective June 2005, registrant issued 16,434,470 shares of common stock for the acquisition of Caerus, Inc. and its subsidiaries.

Effective June 2005, registrant issued 1,623,153 shares of common stock for a subsidiary debt conversion.

On July 5, 2005, Registrant issued and sold $2,855,381 principal amount of Convertible Notes to five accredited investors, for a purchase price of $2,483,346.

All such shares were issued pursuant to exemptions provided by Section 4(2) of the Securities Act of 1933 and Regulation D.

Item 27.          Exhibits
(b)   Exhibits
      (3)   2.1         Stock Contribution Agreement dated May 25, 2004, between
                        Registrant and Steven Ivester
      (11)  2.2         Agreement and Plan of Merger with Caerus, Inc. dated as
                        of May 31, 2005
      (12)  2.3         Asset Purchase Agreement dated as of August 3, 2005, by
                        and between VoIP, Inc. Acquisition Company and WQN, Inc.
      (1)   3.1.1       Articles of Incorporation
      (3)   3.1.2       Amendment of Articles of Incorporation
      (1)   3.2         Bylaws
      (3)   4.1         Specimen Stock Certificate
      (14)  5.1         Opinion of Andrews Kurth LLP
      (3)   10.1        2004 Stock Option Plan
      (2)   10.2        Stock Purchase Agreement dated February 27, 2004 between
                        Registrant and Steven Ivester
      (4)   10.3        Stock Purchase Agreement dated June 25, 2004 among
                        Registrant, DTNet Technologies and Marc Moore

      (5)   10.4        Stock Purchase Agreement among Carlos Rivas, Albert
                        Rodriguz, Registrant and Vox Consulting Group Inc.
      (6)   10.5.1      Subscription Agreement
      (6)   10.5.2      Form of Class A Warrant
      (6)   10.5.3      Form of Class B Warrant
      (7)   10.6.1      Stock Purchase Warrant issued to Ivano Angelaftri
      (7)   10.6.2      Stock Purchase Warrant issued to Ebony Finance
      (8)   10.7        Net Exercise Agreement with John Todd
      (9)   10.8        Asset Purchase Agreement dated February 23, 2005
      (10)  10.9.1      Subscription Agreement
      (10)  10.9.2      Form of Class C Warrant
      (10)  10.9.3      Form of Class D Warrant
      (10)  10.9.4      Form of Convertible Note
      (10)  10.9.5      Security Agreement
      (10)  10.9.6      Security and Pledge Agreement
      (10)  10.9.7      Guaranty
            10.10       Caerus, Inc. Merger Documents dated May 31, 2005:
      (11)  10.10.1     Option Exchange Agreement
      (11)  10.10.2     Registration Rights Agreement
      (11)  10.10.3     Exchange Agreement
      (11)  10.10.4     Registration Rights Agreement
      (11)  10.10.5     Consent and Waiver Agreement
      (11)  10.10.6     Guaranty
      (11)  10.10.7     Security Agreement
      (11)  10.10.8     Employment Agreement
            10.11       WQN, Inc. Documents dated August 3, 2005:
      (12)  10.11.1     Warrant
      (12)  10.11.2     Security Agreement between VoIP, Inc. and WQN, Inc.
      (12)  10.11.3     Consent, Waiver and Acknowledgement by and among Cedar
                        Boulevard Lease Funding, Inc., VoIP, Inc. and certain
                        subsidiaries of VoIP, Inc.
      (12)  10.11.4     Third Amendment to Subordinated Loan and Security
                        Agreement by and among Cedar Boulevard Lease Funding,
                        Inc., VoIP, Inc. and certain subsidiaries of VoIP, Inc.
      (12)  10.11.5     Security Agreement between Cedar Boulevard Lease
                        Funding, Inc. and VoIP Acquisition Company
      (12)  10.11.6     Guaranty between Cedar Boulevard Lease Funding, Inc.
                        and VoIP Acquisition Company Promissory Note
      (13)  15.1        Report of Independent Registered Public Accounting Firm
                        regarding unauditer interim financial information
      (13)  21.1        Subsidiaries of the Registrant
      (13)  23.1        Consent of Tschopp, Whitcomb and Orr
      (13)  23.2        Consent of Berkovits Lago & Company, LLP
      (14)  23.3        Consent of Andrews Kurth LLP
      (13)  23.4        Consent from Moore Stephens Lovelace, P.A.
        (1)   Filed as exhibits to Registrant's Form 10SB filed January 19, 2000
        (2)   Filed as exhibit to Form 8-K filed March 3, 2004
        (3)   Filed as exhibit to Form 8-K filed June 9, 2004
        (4)   Filed as exhibit to Form 8-K filed July 7, 2001
        (5)   Filed as exhibit to Form 8-K filed September 16,2004
        (6)   Filed as exhibit to form 8-K filed November 17, 2004
        (7)   Filed as exhibit to form 8-K filed December 15, 2004
        (8)   Filed as exhibit to form 8-K filed February 16, 2005
        (9)   Filed as exhibit to form 8-K filed March 1, 2005
        (10)  Filed as exhibit to form 8-K filed June 6, 2005
        (11)  Filed as exhibit to form 8-K filed July 11, 2005
        (12)  Filed as exhibit to form 8-K filed August 9, 2005
        (13)  Filed herewith
        (14)  To be filed by amendment

ITEM 28. UNDERTAKINGS

      The undersigned Registrant hereby undertakes as follows:

(a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida, on August 12, 2005.

                                        VOIP, INC.

                                        By: /s/ Steven Ivester
                                            -----------------------------------
                                            Steven Ivester, President and Chief
                                            Executive Officer


                                POWER OF ATTORNEY

      In accordance with requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                          TITLE                                       DATE
/s/ Steven Ivester                 Chairman, Chief Executive Officer,    August 12, 2005
-----------------------------      Director, and President
Steven Ivester

/s/ Osvaldo Pitters                Chief Financial Officer               August 12, 2005
-----------------------------
Osvaldo Pitters